Exhibit 99.1A

IMPORTANT NOTICE

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached consent solicitation memorandum dated 19 November 2014 (the “Memorandum”) whether received by email or as a result of electronic or other communication and you are therefore required to read this disclaimer carefully before accessing, reading or making any other use of the Memorandum. By accepting the email to which the Memorandum was attached or by accessing or making any use of the Memorandum, you shall be deemed (in addition to giving the representations below) to have agreed to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from ING Bank N.V., London Branch (the “Solicitation Agent”) and/or D.F. King (Europe) (the “Tabulation Agent”) and/or PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK” (“FUIB”) and/or Standard Bank Plc (the “Issuer”) as a result of such acceptance and access. Capitalised terms used but not otherwise defined in this disclaimer shall have the meanings given to them in the Memorandum.

THE MEMORANDUM (WHICH EXPRESSION WHEN USED ON THESE PAGES INCLUDES THE SOLICITATION (AS DEFINED IN THE MEMORANDUM)) IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU HAVE RECENTLY SOLD OR OTHERWISE TRANSFERRED ALL OR PART OF YOUR HOLDING OF THE SECURITIES YOU SHOULD CONTACT THE TABULATION AGENT.

The communication of the Memorandum by FUIB and the Issuer and any other documents or materials relating to the Solicitation is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, this document is not being distributed to, and must not be passed on to, the general public in the United Kingdom. Rather, the communication of this document as a financial promotion is being made to, and is directed only at: (a) persons outside the United Kingdom; (b) those persons falling within the definition of Investment Professionals (contained in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”)) or within Article 43 of the Order, or other persons to whom it may lawfully be communicated in accordance with the Order; or (c) any person to whom it may otherwise lawfully be made (such persons together being “relevant persons”). This document is only available to relevant persons and the transaction contemplated herein will be available only to, or engaged in only with relevant persons, and this financial promotion must not be relied or acted upon by persons other than relevant persons.

The Solicitation Agent is acting exclusively for FUIB and no one else in connection with the Solicitation, the Proposal and the Extraordinary Resolution (each as defined in the Memorandum) and will not regard any other person (whether or not a recipient of the Memorandum) as a client. The Solicitation Agent is not acting as agent for the Issuer or any of its affiliates. The Solicitation Agent will not be responsible for providing advice in relation to any matters referred to therein. The Memorandum has been prepared by FUIB and is being provided to you, in addition to any other materials or information provided in connection with the Solicitation, the Proposal or the Extraordinary Resolution, by the Solicitation Agent on behalf of FUIB. None of the Solicitation Agent or its affiliates (or their respective directors, employees, officers, consultants or agents) shall be responsible, liable or owe a duty of care to any recipient of the Memorandum or any other materials or information provided to such recipient in connection with the Solicitation, the Proposal or the Extraordinary Resolution.

None of the Solicitation Agent, the Tabulation Agent, BNY Mellon Corporate Trustee Services Limited (the “Trustee”) or the Issuer (or their respective directors, employees or affiliates) makes any representation or recommendation whatsoever regarding the Memorandum, or any document prepared in connection with it, the Proposal, the Extraordinary Resolution or the Solicitation.

None of the Solicitation Agent, the Trustee, the Tabulation Agent or the Issuer (or their respective directors, employees or affiliates) assumes any responsibility for the accuracy or completeness of the information concerning the Proposal, the Extraordinary Resolution or the Solicitation or of any other statements contained in the Memorandum or for any failure by FUIB to disclose events that may have occurred and may affect the significance or accuracy of such information.

In accordance with usual practice, the Solicitation Agent, the Trustee, the Tabulation Agent and the Issuer express no views on the merits of the Solicitation. None of the Solicitation Agent, the Trustee or the Tabulation Agent makes any representation that all relevant information has been disclosed pursuant to this Memorandum and notice of meeting or that any disclosed information is accurate and not misleading and neither the Trustee, the Tabulation Agent nor the Issuer has been involved in formulating the Proposal or the Extraordinary Resolution. Accordingly, each of the Solicitation Agent, the Trustee and the Tabulation Agent recommend that holders or beneficial owners of the Notes who are unsure of the consequences of the Solicitation, the Proposal and/or the Extraordinary Resolution should seek their own financial and legal advice.

The delivery of the Memorandum shall not, under any circumstances, create any implication that the information contained herein is correct and/or current as of any time subsequent to the date of the Memorandum. The Memorandum is solely directed at the holders or beneficial owners of the Notes (as defined in the Memorandum) in those jurisdictions where the Memorandum may be lawfully directed to them.

You are recommended to seek independent legal advice as to the contents of the Memorandum, and to seek independent financial advice from your stockbroker, bank manager, solicitor, accountant or other appropriately authorised independent financial adviser as to the action you should take. Any individual or company whose Notes are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such person if it wishes to participate in the Solicitation in respect of such Notes.

Confirmation of your representations: You have been sent the Memorandum at your request and, by accessing the Memorandum, you shall be deemed (in addition to the above) to have represented to the Issuer, the Solicitation Agent, the Tabulation Agent and FUIB that:

(i)	you are a holder or a beneficial owner of the Notes;

(ii)	you shall not pass on this Memorandum to third parties or otherwise make the Memorandum publicly available in Ukraine;

(iii)	you are not a person to whom it is unlawful to send the Memorandum or to make the invitation to participate in the Solicitation under any other applicable law or regulation;

(iv)	you consent to delivery of the Memorandum and any amendments or supplements thereto by electronic transmission to you; and

(v)	you have understood and agree to the terms set forth herein.

The Memorandum is being sent to U.S. holders pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the Solicitation has not been and will not be registered with the U.S. Securities and Exchange Commission (the “SEC”). The Notes have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States. Neither the SEC nor any U.S. state securities commission has approved or disapproved of any Notes, or determined if this Memorandum is accurate or complete. Any representation to the contrary is a criminal offence.

The Solicitation will be submitted to Noteholders (as defined in the Memorandum) in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder (“Rule 802”). Any new securities deemed to be issued pursuant to the Solicitation will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent and proportion as the existing Notes. In accordance with Rule 802 with respect to any securities deemed to be issued in connection with the Proposal, FUIB will submit to the SEC any informational document disseminated to Noteholders in connection with the Solicitation.

The Solicitation is made for the securities of a foreign company. The Solicitation is subject to disclosure requirements of a non-U.S. country that are different from those of the United States. Financial information included in this document, if any, has been prepared in accordance with foreign accounting standards that may not be comparable to financial information of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, since FUIB and all of its officers and directors are residents of a foreign country. You may not be able to sue a non-U.S. company or its officers or directors, in a non-U.S. court for violations of the United States securities laws. It may be difficult to compel a non-U.S. company and its affiliates, or a foreign sovereign state, to subject themselves to a United States court’s judgment. You should be aware that FUIB may purchase securities otherwise than under the Solicitation, such as in the open market or in privately negotiated purchases.

Nothing in this Memorandum or in any other documents, information or communications related to the Notes shall be interpreted as containing any offer or invitation to, or solicitation of, any such circulation, distribution, placement, sale, purchase or other transfer or advertisement in Ukraine.

THIS MEMORANDUM AND CERTAIN OTHER DOCUMENTS MADE AVAILABLE FOR INSPECTION PURSUANT TO IT HAVE NOT BEEN FILED WITH OR REVIEWED BY ANY SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM, EXCEPT THAT FUIB HAS FURNISHED OR WILL FURNISH THIS MEMORANDUM AND CERTAIN OTHER DOCUMENTS MADE AVAILABLE FOR INSPECTION PURSUANT TO IT TO THE SEC IN ORDER TO COMPLY WITH THE REQUIREMENTS OF RULE 802 UNDER THE SECURITIES ACT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENCE IN THAT COUNTRY.

You are reminded that the attached Memorandum has been delivered to you on the basis that you are a person into whose possession the Memorandum may lawfully be delivered in accordance with the laws of the jurisdiction in which you are located and/or resident and you may not, nor are you authorised to, deliver the Memorandum, electronically or otherwise, to any other person.

The distribution of this Memorandum in certain jurisdictions may be restricted by law and persons into whose possession this Memorandum comes are requested to inform themselves about, and to observe, any such restrictions. No action has been or will be taken in any jurisdiction in relation to the Solicitation that would permit a public offering of securities.

The materials relating to the Solicitation do not constitute, and may not be used in connection with, an offer or consent solicitation in any place where offers or consent solicitations are not permitted by law. This document has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic communication and consequently none of the Solicitation Agent, the Tabulation Agent, FUIB, the Issuer or the Trustee or any person who controls such person, or, in each case, any director, officer, employee or agent of any such person or any affiliate of any such person, accepts any liability or responsibility whatsoever in respect of any differences or discrepancies between the Memorandum distributed to you in electronic format and the hard copy version available to you for your review only on request from the Solicitation Agent or the Tabulation Agent.

THE MEMORANDUM MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY DOWNLOADING, FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE APPLICABLE LAWS AND REGULATIONS.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in doubt about any aspect of this Consent Solicitation Memorandum and/or the action you should take, you should consult immediately your stockbroker, bank manager, solicitor, accountant or appropriately authorised independent financial adviser. If you have recently sold or otherwise transferred all or any of your holding(s) of the Notes referred to below, you should contact the Tabulation Agent.

THE PROPOSAL MADE IN THIS CONSENT SOLICITATION MEMORANDUM REPLACES THE PROPOSAL CONTAINED IN THE CONSENT SOLICITATION MEMORANDUM DATED 10 NOVEMBER 2014. CONSEQUENTLY, ANY ELECTRONIC VOTING INSTRUCTIONS PREVIOUSLY GIVEN BY NOTEHOLDERS IN RESPECT OF THE PROPOSAL MADE IN THE CONSENT SOLICITATION MEMORANDUM DATED 10 NOVEMBER 2014 WILL BE DISREGARDED AND HAVE NO EFFECT, AND ANY NOTES PREVIOUSLY BLOCKED IN THE CLEARING SYSTEMS IN RESPECT OF SUCH INSTRUCTIONS WILL BE RELEASED AND RETURNED TO NOTEHOLDERS. IT IS NOT INTENDED THAT THE EXTRAORDINARY RESOLUTION SET OUT IN THE CONSENT SOLICITATION MEMORANDUM DATED 10 NOVEMBER 2014 WILL BE PRESENTED TO THE NOTEHOLDERS’ MEETING ORIGINALLY SCHEDULED TO TAKE PLACE ON 27 NOVEMBER 2014 AND ACCORDINGLY THE NOTEHOLDERS MEETING ORIGINALLY SCHEDULED TO TAKE PLACE ON 27 NOVEMBER 2014 WILL BE ADJOURNED SINE DIE. NOTEHOLDERS SHOULD SEEK TO GIVE INSTRUCTIONS BASED ON THE NEW PROPOSAL SET OUT IN THIS CONSENT SOLICITATION MEMORANDUM.

This Consent Solicitation Memorandum has been prepared by FUIB and is addressed only to holders of the Notes who are persons to whom it may otherwise be lawful to distribute it (“relevant persons”). It is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Consent Solicitation Memorandum relates is available only to relevant persons and will be engaged in only with relevant persons. This Consent Solicitation Memorandum and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons.

Unless otherwise defined herein or the context otherwise requires, capitalised expressions used in this Consent Solicitation Memorandum shall have the meanings set out under “Definitions” herein.

CONSENT SOLICITATION MEMORANDUM

SOLICITATION OF CONSENTS

by

PUBLIC JOINT STOCK COMPANY

“FIRST UKRAINIAN INTERNATIONAL BANK”

(“FUIB” or the “Borrower”)

(incorporated in Ukraine)

in respect of the outstanding U.S.$252,488,000 11 per cent. Loan Participation Notes due 2014 (the “Notes”) issued by, but without recourse to, Standard Bank Plc (the “Issuer”) for the sole purpose of funding a loan to the Borrower

ISIN: XS0287015787	Common Code: 028701578	Swiss Security Number: 2922365

FUIB hereby solicits (the “Solicitation”) proxies from the beneficial holders of the outstanding Notes (the “Noteholders”) to consider and, if thought fit, pass an extraordinary resolution (the “Extraordinary Resolution”) at a meeting of Noteholders (the “Meeting”) to approve the substitution, in place of the Issuer, of the New Issuer (as defined below) as issuer of the Notes, lender under the Loan and obligor under the Trust Deed and the Agency Agreement and the other amendments (the “Amendments”) to (i) the terms and conditions of the Notes, (ii) the loan agreement dated 8 February 2007 entered into by the Issuer and FUIB relating to the Original Notes (the “Original Loan Agreement”) as previously supplemented by a supplemental loan agreement dated 16 May 2007 (the “First Supplemental Loan Agreement”), a supplemental loan agreement dated 15 December 2009 (the “Second Supplemental Loan Agreement”) and a supplemental loan agreement dated 8 November 2010 (the “Third Supplemental Loan Agreement”, and the Original Loan Agreement as amended by the First Supplemental Loan Agreement, the Second Supplemental Loan Agreement and the Third Supplemental Loan Agreement, the “Loan Agreement”), (iii) the trust deed dated 14 February 2007 entered into by the Issuer and the Trustee (as defined below) (the “Original Trust Deed”) as previously supplemented by a supplemental trust deed dated 21 May 2007 (the “First Supplemental Trust Deed”), a supplemental trust deed dated 21 December 2009 (the “Second Supplemental Trust Deed”) and a supplemental trust deed dated 11 November 2010 (the “Third Supplemental Trust Deed”, and the Original Trust Deed as amended by the First Supplemental Trust Deed, the Second Supplemental Trust Deed and the Third Supplemental Trust Deed, the “Trust Deed”) and (iv) the agency agreement dated 14 February 2007 between the Issuer, The Bank of New York (Luxembourg) S.A., The Bank of New York, the transfer agents named therein, the paying agents named therein and the Trustee (the “Original Agency Agreement”) as previously supplemented by a supplemental agency agreement dated 21

May 2007 (the “First Supplemental Agency Agreement” and the Original Agency Agreement as amended by the First Supplemental Agency Agreement, the “Agency Agreement”), all as more fully described herein (the “Proposal”). Subject to the terms of the Proposal, Noteholders who vote in favour of the Proposal in accordance with the Solicitation may request, if the Extraordinary Resolution is passed and becomes effective and the Effective Date (as defined below) has occurred, to receive the Partial Redemption Amount (as defined below) on the Settlement Date (as defined below).

THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF AMENDMENTS INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT WITH THE NATIONAL BANK OF UKRAINE (THE “NBU”). TO THE EXTENT THAT SUCH AMENDMENTS ARE NOT REGISTERED WITH THE NBU, NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING. SEE “RISK FACTORS – THE EFFECTIVENESS OF AMENDMENTS INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT IS CONDITIONAL UPON THEIR REGISTRATION WITH THE NBU”.

The Proposal has been formulated and is being proposed by the Borrower. None of the Issuer, the New Issuer or the Trustee nor any of their affiliates has been involved in the formulation of the Proposal and none of them accepts any responsibility or liability for the sufficiency or adequacy of the Proposal or the legality, validity or enforceability of the Proposal. None of the Issuer, the New Issuer, the Trustee or the Solicitation Agent (as defined below) nor any of their affiliates makes any recommendation to Noteholders as to whether or not to agree to the Proposal and to vote in favour of the Extraordinary Resolution.

The notice convening the Meeting at 10:00 a.m. (London time) on 4 December 2014 at the offices of Linklaters LLP at One Silk Street, EC2Y 8HQ, London, United Kingdom, at which the Extraordinary Resolution to approve the Proposal and its implementation will be considered and, if thought fit, passed, has been published in accordance with the terms and conditions of the Notes. A copy of the form of the notice is set out in the Appendix to this Consent Solicitation Memorandum (the “Memorandum”). See “Appendix: Form of Notice of the Meeting”.

Subject to the terms and conditions specified in this Memorandum, Noteholders who shall (i) have submitted (and not validly revoked) a valid electronic voting instruction (an “Electronic Voting Instruction”) in favour of the Extraordinary Resolution on or prior to 5:00 p.m. (London time) on the Expiration Date (as defined below) or (ii) have attended the Meeting in person and voted in favour of the Extraordinary Resolution will, if they request, be entitled to receive the Partial Redemption Amount if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms and the Effective Date has occurred. Noteholders who have submitted Electronic Voting Instructions prior to 5:00 p.m. (London time) on the Expiration Date shall not be entitled to revoke such instruction after such time on such date, unless otherwise required by law or permitted by the Trust Deed. Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System. Noteholders will not be eligible to receive the Partial Redemption Amount if (i) they vote against the Extraordinary Resolution at the Meeting, (ii) they submit an Electronic Voting Instruction voting against the Extraordinary Resolution, unless they subsequently submit a valid Revocation Instruction and validly vote in favour of the Extraordinary Resolution via an Electronic Voting Instruction (not revoked) prior to the Expiration Time on the Expiration Date or by attending the Meeting, (iii) they submit Electronic Voting Instructions in respect of a principal amount of Notes which should result in them holding less in aggregate than U.S.$1,000 following the payment of such Partial Redemption Amount, (iv) they do not vote at all, (v) they revoke their Electronic Voting Instruction or unblock their Notes and do not subsequently validly vote in favour of the Extraordinary Resolution via an Electronic Voting Instruction (not revoked) or by attending the Meeting, (vi) the Extraordinary Resolution is not passed at the Meeting or (vii) when submitting the Electronic Voting Instruction, such Noteholder is unable to make the representations set out in “Voting and Quorum – Representations, Warranties and Undertaking.” The redemption amount (the “Partial Redemption Amount”) payable to a Qualifying Noteholder (as defined hereinafter) on the Settlement Date shall be a pro rata share in a U.S.$45,000,000 cash payment (or such lesser amount as may result from the rounding down referred to below), such share corresponding to such Qualifying Noteholder’s holding of Qualifying Notes (as defined hereinafter) as a proportion of the total nominal aggregate amount of the Qualifying 45,000,000 Notes × held by all Qualifying Noteholders, such amount being payable in U.S. Dollars and calculated as follows:

45,000,000	×	A
B

where:

A = the total nominal aggregate amount of Qualifying Notes held by such Qualifying Noteholder; and

B = the total nominal aggregate amount of Qualifying Notes held by all Qualifying Noteholders.

If the Partial Redemption Amount for any relevant Qualifying Noteholder would not be an integral multiple of U.S.$1,000, such Partial Redemption Amount shall be rounded down to the nearest U.S.$1,000.

In addition, Interest accrued on the Partial Redemption Amount from and including the last interest payment date (being 30 September 2014) to but excluding the Settlement Date (“Accrued Interest”) shall be paid to Qualifying Noteholders on the Settlement Date. By payment of the Partial Redemption Amount on the Settlement Date, such principal amount of Notes held by the relevant Qualifying Noteholder as is equal to the Partial Redemption Amount will be redeemed by the New Issuer (as defined below).

Solicitation Agent

ING

19 November 2014

Noteholders who submit or deliver their Electronic Voting Instructions after the Expiration Time on the Expiration Date will not be eligible to receive the Partial Redemption Amount and the Accrued Interest and will not be eligible to vote. During the period commencing on the Expiration Date and ending at the conclusion of the Meeting, Noteholders will not be able to submit Electronic Voting Instructions. If the Meeting is an adjourned Meeting, then Noteholders who have not already delivered Electronic Voting Instructions on or prior to the Expiration Date may submit Electronic Voting Instructions during the period commencing at the conclusion of the original Meeting and ending on the Adjourned Expiration Date.

FUIB reserves the right, at its sole discretion, at any time prior to the Expiration Date or the Adjourned Expiration Date, as the case may be, to terminate, extend, modify or waive any of the terms of the Proposal or the Solicitation, including as to (i) amend the terms of the Proposal or the Solicitation; (ii) modify the form or amount of the Partial Redemption Amount (or the conditions relating to the payment thereof); (iii) terminate, amend or vary the procedures related to the Proposal or the Solicitation (including any changes as to the relevant time limits and/or deadlines relating to the Electronic Voting Instructions), as set out in this Memorandum; or (iv) amend or modify any of the documents which have been made available for inspection by Noteholders as described in the Notice of Meeting including the Fourth Supplemental Trust Deed, the Fourth Supplemental Loan Agreement, the Second Supplemental Agency Agreement and the Deed of Release, subject in each such case to applicable law and the Trust Deed and provided that no amendment or modification shall be made to the Proposal or the Solicitation without the prior consent of the Issuer, which would result in the substitution of the New Issuer in place of the Issuer no longer forming part of the Proposal. If FUIB considers that any modification or amendment (excluding any material modification or amendment of the Extraordinary Resolution which may not be made during the Meeting notice period) is materially less favourable to Noteholders compared with the initial terms of the Proposal and Solicitation, (i) FUIB will give notice to Noteholders via a public announcement and specify a time period of not less than five London business days from the date of such announcement during which Noteholders will have the right to revoke their Electronic Voting Instructions, including the Electronic Voting Instructions submitted prior to the Expiration Date and (ii) the Expiration Date may be extended accordingly at the discretion of FUIB.

The Partial Redemption Amount and the Accrued Interest will be paid to Qualifying Noteholders on the Settlement Date, subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms.

In each case where amounts are stated to be payable in respect of the Notes, the obligation of the Issuer or the New Issuer, as the case may be, to make any such payment shall constitute an obligation only to account to the Noteholders, on each date upon which such amounts of principal, interest and additional amounts (if any) are due in respect of the Notes, for all amounts, if any, actually received by or for the account of the Issuer or the New Issuer, as the case may be, pursuant to the Loan Agreement less amounts in respect of the Reserved Rights as defined in the Loan Agreement. The Issuer or the New Issuer, as the case may be, will have no other financial obligation under the Notes.

IN ORDER TO BE ELIGIBLE FOR THE PARTIAL REDEMPTION AMOUNT AND THE ACCRUED INTEREST NOTEHOLDERS MUST ENSURE DELIVERY THROUGH THE RELEVANT CLEARING SYSTEM OF THEIR ELECTRONIC VOTING INSTRUCTIONS TO THE REGISTRAR (AS DEFINED BELOW) VIA THE TABULATION AGENT (AS DEFINED BELOW) PRIOR TO 5:00 P.M. (LONDON TIME) (THE “EXPIRATION TIME”) ON 1 DECEMBER 2014 (THE “EXPIRATION DATE”) OR, IF EARLIER, BEFORE THE EXPIRATION TIME AND/OR EXPIRATION DATE SET BY, AND IN ACCORDANCE WITH THE STANDARD PROCEDURES OF, THE RELEVANT CLEARING SYSTEM.

NOTEHOLDERS SHOULD CONTACT THEIR BROKER, DEALER, COMMERCIAL BANK, CUSTODIAN, TRUST COMPANY OR ACCOUNTHOLDER, AS THE CASE MAY BE, TO

CONFIRM THE DEADLINE FOR RECEIPT OF THEIR ELECTRONIC VOTING INSTRUCTIONS SO THAT SUCH ELECTRONIC VOTING INSTRUCTIONS MAY BE PROCESSED AND DELIVERED TO THE REGISTRAR VIA THE TABULATION AGENT IN A TIMELY MANNER AND IN ACCORDANCE WITH THE RELEVANT DEADLINE. NOTEHOLDERS WHO WISH TO VOTE BY WAY OF ELECTRONIC VOTING INSTRUCTIONS MUST PROVIDE THEIR ELECTRONIC VOTING INSTRUCTIONS BY TRANSMITTING THEM OR PROCURING THEIR TRANSMISSION TO THE RELEVANT CLEARING SYSTEM.

ING Bank N.V., London Branch (the “Solicitation Agent”) is acting exclusively for FUIB and no one else in relation to the Solicitation and will not be responsible to anyone other than FUIB for providing the protections afforded to its customers or for giving advice in relation to the Solicitation. The Solicitation Agent and/or its associates may have a holding in, or may from time to time provide advice or other investment services in relation to, or engage in transactions involving, the Notes.

Direct participants in any Clearing System by submission of Electronic Voting Instructions authorise such Clearing System to disclose their identity to the Issuer, FUIB, the Solicitation Agent, the Principal Paying Agent, The Bank of New York Mellon (Luxembourg) S.A. (the “Registrar”), D.F. King (Europe) (the “Tabulation Agent”) and the Trustee.

BEFORE MAKING ANY DECISIONS IN RESPECT OF THE PROPOSAL, NOTEHOLDERS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS MEMORANDUM.

The distribution of this Memorandum in certain jurisdictions may be restricted by law. None of the Issuer, the New Issuer, FUIB, the Solicitation Agent, the Trustee, the Principal Paying Agent, the Registrar, the Tabulation Agent or any other person represents that this Memorandum may be lawfully distributed in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption thereunder, or assumes any responsibility for facilitating any such distribution. Persons into whose possession this Memorandum comes are required by the Issuer, the New Issuer, FUIB and the Solicitation Agent to inform themselves about, and to observe, any such restrictions. None of the Issuer, the New Issuer, FUIB, the Solicitation Agent, the Trustee, the Principal Paying Agent, the Registrar or the Tabulation Agent will incur any liability for the failure of any person or persons to comply with the provisions of any such restrictions. The Proposal is not being made to Noteholders in any jurisdiction in which the Proposal or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Capitalised terms used herein are defined in “Definitions”. References in this Memorandum to a specific time are, unless otherwise indicated herein, to London time on the relevant day or date.

Questions relating to the terms of the Solicitation and requests for additional copies of this Memorandum may be directed to the Solicitation Agent at the address and telephone number set forth at the end of this Memorandum. Questions or requests for assistance in connection with voting at the meeting and/or the delivery of Electronic Voting Instructions must be directed to the Tabulation Agent at the address and telephone number set forth at the end of this Memorandum.

FUIB accepts responsibility for the information contained in this Memorandum. To the best of the knowledge and belief of FUIB (having taken all reasonable care to ensure that such is the case), the information contained in this Memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information. Where information contained in this Memorandum has been sourced from a third party, FUIB confirms that such information has been accurately reproduced and, so far as it is aware and has been able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. FUIB has not authorised the Solicitation

Agent or any other person to give any information or to make any representation not contained in, or not consistent with, this Memorandum, and if given or made, such information or representation must not be relied upon as having been authorised by FUIB or any other person.

The statements made in this Memorandum are made as of the date hereof, and delivery of this Memorandum and the accompanying materials at any time does not imply that the information herein or therein is correct as of any subsequent date.

None of the Issuer, the New Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent or the Tabulation Agent has independently verified the information contained herein. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted or assumed by the Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent or the Tabulation Agent as to the accuracy or completeness of the information contained or incorporated by reference in this Memorandum or any other information provided by FUIB in connection with the Solicitation.

This Memorandum is issued and directed only to the Noteholders and no other person shall be, or is entitled to rely or act on, or be able to act on, its content.

The Solicitation Agent and/or the Issuer may, to the extent permitted by applicable law, have or hold a position in the Notes and the Solicitation Agent may, to the extent permitted by applicable law, make or continue to make a market in, or consent in respect of, or act as principal in any transactions in, or relating to, or otherwise act in relation to, the Notes. The Solicitation Agent and/or the Issuer shall, however, in no circumstances be under any obligation to hold any positions in the Notes or to make or continue any market in the Notes.

All references in this Memorandum to:

(i) “U.S.$” and “U.S. dollar” refer to the lawful currency of the United States of America;

(ii) “Hryvnia” and “UAH” refer to the lawful currency of Ukraine;

(iii) “£” refer to the lawful currency of the United Kingdom; and

(iv) “EUR” and “Euro” refer to the currency introduced at the start of the third stage of the European Economic and Monetary Union, and as defined in Article 2 of Council Regulation (EC) No 974/98 of 3 May 1998 on the introduction of the euro as amended.

Financial information in respect of FUIB presented in this Memorandum has been extracted and/or derived (as applicable) from, should be read in conjunction with, and is qualified in its entirety by, FUIB’s consolidated financial information prepared in accordance with IFRS. See “Documents Incorporated by Reference”. In addition, FUIB has obtained certain statistical and market information presented in this Memorandum on such topics as Ukrainian macroeconomic data and analysis of the Ukrainian banking market from the NBU, the State Statistics Service of Ukraine and the Ministry of Finance of Ukraine.

As more fully described in this Memorandum, Note(s) in respect of which Electronic Voting Instructions are being delivered may not be traded or transferred during the period beginning at the time at which the Noteholder delivers, or instructs the Accountholder through which it holds such Notes to deliver, such Electronic Voting Instructions, to the relevant Clearing System, and ending as soon as reasonably practicable after the Effective Date (See “Voting and Quorum – Blocking of Accounts” below).

IN ADDITION, THOSE NOTES OF A QUALIFYING NOTEHOLDER (AS DEFINED BELOW) WHICH ARE TO BE REDEEMED ON THE SETTLEMENT DATE WILL CONTINUE TO BE BLOCKED UNTIL THE SETTLEMENT DATE. ALL OTHER NOTES OF SUCH QUALIFYING NOTEHOLDER WILL BE RELEASED PURSUANT TO THE PARAGRAPH ABOVE.

NOTEHOLDERS MUST MAKE THEIR OWN DECISION WITH REGARD TO GIVING ELECTRONIC VOTING INSTRUCTIONS IN RESPECT OF THE EXTRAORDINARY RESOLUTION. NONE OF THE ISSUER, THE NEW ISSUER, FUIB, THE TRUSTEE, THE SOLICITATION AGENT, THE PRINCIPAL PAYING AGENT OR THE TABULATION AGENT MAKES ANY RECOMMENDATION IN CONNECTION WITH THE SOLICITATION. NONE OF THE ISSUER, THE NEW ISSUER, THE TRUSTEE, THE SOLICITATION AGENT, THE PRINCIPAL PAYING AGENT OR THE TABULATION AGENT EXPRESSES ANY VIEWS AS TO THE MERITS OF THE AMENDMENTS OR THE EXTRAORDINARY RESOLUTION SET OUT IN THE NOTICE.

EACH PERSON RECEIVING THIS MEMORANDUM ACKNOWLEDGES THAT SUCH PERSON HAS NOT RELIED ON THE ISSUER, THE NEW ISSUER, FUIB, THE TRUSTEE, THE SOLICITATION AGENT, THE PRINCIPAL PAYING AGENT OR THE TABULATION AGENT IN CONNECTION WITH ITS DECISION ON HOW TO VOTE IN RELATION TO THE EXTRAORDINARY RESOLUTION. NOTEHOLDERS SHOULD CONSULT WITH THEIR BROKER, FINANCIAL ADVISER, LEGAL COUNSEL OR OTHER ADVISERS REGARDING THE TAX, LEGAL AND OTHER IMPLICATIONS OF THE SOLICITATION.

IMPORTANT NOTICE TO NOTEHOLDERS

A Noteholder may communicate Electronic Voting Instructions (by transmitting them or procuring their transmission to the relevant Clearing System) to the Registrar via the Tabulation Agent as to how it wishes the votes in respect of the Note(s) beneficially owned by it to be cast at the Meeting. Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System.

The Clearing Systems will require Electronic Voting Instructions with respect to the Extraordinary Resolution from Noteholders who are their accountholders no later than the Expiration Time on the Expiration Date so that such Electronic Voting Instructions may be communicated to the Registrar via the Tabulation Agent prior to the stated deadline.

Noteholders whose Notes are held on their behalf by a broker, dealer, commercial bank, custodian, trust company or Accountholder must contact and request such broker, dealer, commercial bank, custodian, trust company or Accountholder to effect the relevant Electronic Voting Instructions on their behalf no later than the Expiration Time on the Expiration Date in order for such Electronic Voting Instructions to be delivered to the relevant Clearing System in accordance with any deadline they may set and in time for transmission to the Registrar via the Tabulation Agent prior to the stated deadline.

Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System.

Noteholders should have regard to the risk factors described under “Risk Factors – Risks Relating to the Solicitation” and in particular “Risk Factors – Risks Relating to the Solicitation – Minimum Trading Amount” and “Risk Factors – Risks Relating to the Solicitation – Integral Multiples of U.S.$1,000” relating to consequences of election by the Noteholders of the Partial Redemption Amount payments and consequent write downs of their interests in the Notes and “Risk Factors – Risks Relating to the Solicitation – Poll voting” relating to voting at the Meeting.

A Noteholder may do any one (but not more than one) of the following:

(i)	approve the Extraordinary Resolution by voting or communicating voting instructions by way of Electronic Voting Instructions by the Expiration Time on the Expiration Date in favour of the Extraordinary Resolution and elect to receive the Partial Redemption Amount together with the Accrued Interest; or

(ii)	approve the Extraordinary Resolution by voting or communicating voting instructions by way of Electronic Voting Instructions by the Expiration Time on the Expiration Date in favour of the Extraordinary Resolution and elect not to receive the Partial Redemption Amount together with the Accrued Interest; or

(iii)	reject the Extraordinary Resolution by voting, or communicating voting instructions by way of Electronic Voting Instructions by the Expiration Time on the Expiration Date, against the Extraordinary Resolution; or

(iv)	attend the Meeting in person, vote in favour of the Extraordinary Resolution in accordance with the procedures set out in the Notice of Meeting and elect to receive the Partial Redemption Amount together with the Accrued Interest; or

(v)	attend the Meeting in person, vote in favour of the Extraordinary Resolution in accordance with the procedures set out in the Notice of Meeting and elect not to receive the Partial Redemption Amount together with the Accrued Interest; or

(vi)	attend the Meeting in person and reject the Extraordinary Resolution by voting against the Extraordinary Resolution; or

(vii)	abstain from voting action.

Voting instructions must be given to the Registrar via the Tabulation Agent by delivery of an Electronic Voting Instruction or otherwise in accordance with the usual procedures of the Clearing Systems. (See “Voting and Quorum – Form and content of Electronic Voting Instructions” below.) If the Extraordinary Resolution is passed at the Meeting, each Noteholder will be bound by the Extraordinary Resolution, whether or not such Noteholder was present at such Meeting and whether or not such Noteholder voted in respect of, or in favour of, the Extraordinary Resolution.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Memorandum that are not historical facts are “forward-looking” statements within the meaning of section 27A of the U.S. Securities Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond FUIB’s control and all of which are based on FUIB’s current beliefs and expectations about future events. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “targets”, “believes”, “estimates”, “anticipates”, “expects”, “intends”, “may”, “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this Memorandum and include statements regarding the intentions, beliefs or current expectations of FUIB. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance. FUIB’s actual performance, results of operations, financial condition and the development of its financing strategies may differ materially from the impression created by the forward-looking statements contained in this document.

SUMMARY

The following summary is provided solely for the convenience of Noteholders. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Memorandum, including under the heading “The Solicitation”.

The Solicitation

FUIB is soliciting the approval of the Noteholders, by way of Extraordinary Resolution, of the Amendments to certain provisions of the Conditions, the Loan Agreement, the Trust Deed and the Agency Agreement, in consideration (at the option of the Noteholder) of the Partial Redemption Amount as described herein. A meeting of the Noteholders is being convened for the purpose of obtaining their approval of such Amendments.

Among other things, FUIB has requested that the Noteholders approve the following changes to the Conditions, the Loan Agreement, the Trust Deed and the Agency Agreement to take effect on the Effective Date:

1.	The substitution, in place of the Issuer, of the New Issuer as issuer of the Notes, lender under the Loan, obligor under the Trust Deed and the Agency Agreement;

2.	The extension of the repayment date of the Loan from 31 December 2014 to 31 December 2018, and the corresponding extension of the final maturity date of the Notes from 31 December 2014 to 31 December 2018;

3.	The addition of an amortised repayment provision in the Loan Agreement and a corresponding amortised redemption provision under the Notes. This will consist of a first instalment of U.S.$10,000,000 payable by FUIB under the Loan Agreement on 31 December 2015 (with corresponding payments being made pro rata to Noteholders under the Notes) and then 10 equal quarterly instalments, beginning on 30 September 2016 and ending on 31 December 2018, in repayment of principal remaining due;

4.	The addition of a new partial repayment provision in the Loan Agreement and a corresponding partial redemption provision under the Notes allowing for the payment of the Partial Redemption Amount to Qualifying Noteholders on the Settlement Date;

5.	The amendment of the covenant of FUIB in respect of the maintenance of its capital adequacy ratio (Clause 13.10 (Maintenance of Capital Adequacy) of the Loan Agreement) to effect a minimum capital adequacy ratio requirement of 12.5 per cent. instead of the current ratio of 15 per cent.;

6.	The release of the Charged Property and the Transferred Rights given as the Note Security under the Original Trust Deed and the creation by the New Issuer of the new Note Security over the new Charged Property and the new Transferred Rights in favour of the Trustee; and

7.	All other consequential changes to the Conditions, the Loan Agreement, the Agency Agreement and/or the Trust Deed as are necessary for or expedient to the modifications set out above in paragraphs (1) to (6) above.

Quorum

The quorum required at the Meeting shall be two or more persons present in person holding, or being proxies and representing or holding, not less than two-thirds of the aggregate principal amount of the outstanding

Notes, provided however that so long as at least the Relevant Fraction (as defined in Schedule 4 (Provisions for Meetings of Noteholders) in the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a global note certificate (“Global Note Certificate”) or a single individual note certificate (“Individual Note Certificate”), a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.

If within 15 minutes after the time fixed for the Meeting, a quorum is not present, the Meeting shall be adjourned for such period, being not less than 14 days nor more than 42 days, and to such time and place as may be approved by the chairman (with the approval of the Trustee) either at or subsequent to the Meeting. Notice of any adjourned Meeting shall be given in the same manner as notice of the original Meeting, save that 10 days notice (exclusive of the day on which the notice is given and of the day on which the Meeting is to be resumed) shall be sufficient.

At any adjourned Meeting, the quorum shall be two or more persons present in person holding, or being proxies and representing or holding, not less than one-third of the aggregate principal amount of the outstanding Notes, provided however that, so long as at least the Relevant Fraction (as defined in Schedule 4 (Provisions for Meetings of Noteholders) in the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a Global Note Certificate or a single Individual Note Certificate, a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.

If the Meeting is adjourned for lack of quorum, it is the intention of FUIB to arrange for a notice convening the adjourned Meeting to be held as soon as reasonably practicable (in accordance with the Meeting Provisions (as defined below)) following such adjournment.

Notes held for the benefit of the Issuer

Notwithstanding (but without prejudice to) the provisions of the Trust Deed, Notes held by any person for the benefit of the Issuer shall not be deemed to be outstanding for the purposes of paragraphs (i), (ii) and (iii) of the definition of “outstanding” in the Trust Deed.

Required Majority

To be passed at the Meeting, the Extraordinary Resolution requires a majority of not less than three-quarters of the votes cast. If passed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

Partial Redemption

The option to receive the Partial Redemption Amount together with Accrued Interest is being offered to each Noteholder who (i) votes in favour of the Extraordinary Resolution by (x) delivering (and not subsequently revoking) Electronic Voting Instructions in favour of the Extraordinary Resolution or (y) by attending and voting at the Meeting in person and (ii) elects to receive the Partial Redemption Amount together with the Accrued Interest and subject to, the passing of the Extraordinary Resolution, as further described herein. Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System.

Subject to the terms and conditions specified in this Memorandum, Noteholders who (i) submit a valid Electronic Voting Instruction in favour of the Extraordinary Resolution by no later than the Expiration Time on the Expiration Date and who do not revoke their Electronic Voting Instruction, or (ii) attend the Meeting in person and vote in favour of the Extraordinary Resolution will, if they so request, be entitled to receive the

Partial Redemption Amount together with Accrued Interest if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms and the Effective Date occurs. Noteholders who have submitted Electronic Voting Instructions prior to the Expiration Time on the Expiration Date shall not be entitled to revoke such instruction after such time on such date, unless otherwise required by law or permitted by the Trust Deed. See “Revocation of Voting Instructions” below. The Partial Redemption Amount payable to a Qualifying Noteholder on the Settlement Date shall be a pro rata share in a U.S.$45,000,000 cash payment (or such lesser amount as may result from the rounding down referred to below), such share corresponding to such Qualifying Noteholder’s holding of Qualifying Notes as a proportion of the total nominal aggregate amount of Qualifying Notes held by all Qualifying Noteholders, such amount being payable in U.S. Dollars and calculated as follows:

45,000,000	×	A
B

where:

A = the total nominal aggregate amount of Qualifying Notes held by such Qualifying Noteholder; and

B = the total nominal aggregate amount of Qualifying Notes held by all Qualifying Noteholders.

If the Partial Redemption Amount for any relevant Qualifying Noteholder would not be an integral multiple of U.S.$1,000, such Partial Redemption Amount shall be rounded down to the nearest U.S.$1,000. The Accrued Interest payable to a Qualifying Noteholder on the Settlement Date shall be the interest accrued on the Partial Redemption Amount from and including the last interest payment date (being 30 September 2014) to but excluding the Settlement Date. The Partial Redemption Amount and the Accrued Interest will be transferred to Qualifying Noteholders on the Settlement Date subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms and the Effective Date having occurred. By payment of the Partial Redemption Amount on the Settlement Date, such principal amount of Notes of the relevant Noteholders as is equal to the Partial Redemption Amount will be redeemed by the New Issuer.

Noteholders will not be eligible to receive the Partial Redemption Amount together with the Accrued Interest if (i) they vote against the Extraordinary Resolution at the Meeting, (ii) they submit an Electronic Voting Instruction voting against the Extraordinary Resolution, unless they subsequently submit a valid Revocation Instruction and validly vote in favour of the Extraordinary Resolution via an Electronic Voting Instruction (not revoked) prior to the Expiration Time on the Expiration Date or by attending the Meeting, (iii) they submit Electronic Voting Instructions in respect of a principal amount of Notes which should result in them holding less in aggregate than U.S.$1,000 following the payment of such Partial Redemption Amount, (iv) they do not vote at all, (v) they revoke their Electronic Voting Instruction or unblock their Notes and do not subsequently validly vote in favour of the Extraordinary Resolution via an Electronic Voting Instruction (not revoked) or by attending the Meeting, (vi) the Extraordinary Resolution is not passed at the Meeting or (vii) when submitting the Electronic Voting Instruction, such Noteholder is unable to make the representations set out in “Voting and Quorum – Representations, Warranties and Undertaking”. During the period commencing on the Expiration Date and ending at the conclusion of the Meeting, Noteholders will not be able to submit Electronic Voting Instructions. If the Meeting is an adjourned Meeting, then Noteholders who have not already delivered Electronic Voting Instructions on or prior to the Expiration Date may submit Electronic Voting Instructions during the period commencing at the conclusion of the original Meeting and ending on the Adjourned Expiration Date.

Voting Procedures

Voting instructions may only be delivered through Accountholders in accordance with the customary procedures of the Clearing Systems. Beneficial owners of Notes who are not Accountholders must arrange through their broker, dealer, bank, custodian, trust company or other nominee to contact the Accountholder through which they hold their Notes in the relevant Clearing System so that voting instructions may be delivered in respect of such Notes.

Revocation of Voting Instructions

Noteholders who have submitted Electronic Voting Instructions prior to the Expiration Time on the Expiration Date have a right to revoke such instruction prior to the Expiration Time on the Expiration Date but not thereafter unless otherwise required by law or permitted by the Trust Deed, by submitting a Revocation Instruction to the relevant Clearing System. Electronic Voting Instructions submitted prior to the Expiration Time on the Expiration Date will be irrevocable following that time.

If, after the Expiration Date the Issuer is required by law to permit revocation, then any Electronic Voting Instruction previously submitted may be validly revoked by submitting a Revocation Instruction to the extent required by law.

Any Noteholder who revokes its Electronic Voting Instruction and does not subsequently validly vote in favour of the Extraordinary Resolution via an Electronic Voting Instruction (not revoked) or by attending the Meeting will not be entitled to receive the Partial Redemption Amount together with the Accrued Interest.

RISK FACTORS

The following section does not describe all of the risks for Noteholders participating in the Solicitation. Prior to making a decision as to whether to participate in the Solicitation, Noteholders should consider carefully, in light of their own financial circumstances and investment objectives, all the information set out in this Memorandum and, in particular, the following risk factors and the section entitled “Recent Developments – Recent risks relating to Ukraine and FUIB”. Noteholders should make such inquiries as they think appropriate and consult their own professional advisers regarding the terms of the Proposal, the Solicitation, the Issuer, the New Issuer, FUIB, all without relying on the Issuer, the New Issuer, the Borrower, the Solicitation Agent, the Trustee or any other person.

Risks relating to the Solicitation

Blocking of Notes held through the relevant Clearing System

Following the submission of Electronic Voting Instructions (by transmitting them or procuring their transmission to the relevant Clearing System), the Notes which are the subject of such Electronic Voting Instruction will be blocked from trading by the relevant Clearing System.

Subject to below, any Note(s) so held and blocked will be released to the Accountholder by the relevant Clearing System on the earliest of (i) as soon as reasonably practicable after the Effective Date and (ii) upon such Note(s) ceasing in accordance with the procedure of the relevant Clearing System and with the agreement of the Registrar to be held to its order or under its control in the relevant Clearing System; provided, however, in the case of (ii) above, that, if the Registrar has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until the Registrar has notified the Issuer and FUIB of the necessary revocation of or amendment to such proxy.

IN ADDITION, THOSE NOTES OF A QUALIFYING NOTEHOLDER WHICH ARE TO BE REDEEMED ON THE SETTLEMENT DATE WILL CONTINUE TO BE BLOCKED FROM TRADING BY THE RELEVANT CLEARING SYSTEM UNTIL THE SETTLEMENT DATE. ALL OTHER NOTES OF SUCH QUALIFYING NOTEHOLDER WILL BE RELEASED AS DESCRIBED IN THE PARAGRAPH ABOVE.

Limited Ability to Revoke Voting Instructions

Noteholders who have submitted Electronic Voting Instructions prior to the Expiration Time on the Expiration Date have a right to revoke such instruction up until to the Expiration Time on the Expiration Date but not thereafter unless otherwise required by law or permitted by the Trust Deed, by submitting a Revocation Instruction to the relevant Clearing System. Electronic Voting Instructions submitted prior to the Expiration Time on the Expiration Date will be irrevocable following that time.

Responsibility for Complying with the Procedures of the Solicitation

Noteholders are solely responsible for complying with all of the procedures for submitting Electronic Voting Instructions. None of FUIB, the Issuer, the Solicitation Agent, the Trustee or the Tabulation Agent assumes any responsibility for informing Noteholders of irregularities with respect to Electronic Voting Instructions.

Responsibility for Information Relating to the New Issuer, the Issuer, FUIB and the Notes

Noteholders are responsible for independently investigating the position of the New Issuer, the Issuer and FUIB and the nature of the Notes. None of FUIB, the New Issuer, the Issuer, the Solicitation Agent, the Trustee or the Tabulation Agent assumes any responsibility for informing Noteholders as to the position of the New Issuer, the Issuer or FUIB, the nature of the Notes or the Loan and/or the effects of the Proposal in connection with this Memorandum.

If the Extraordinary Resolution is passed at the Meeting, the Proposal will be binding on all Noteholders, including those Noteholders who do not consent to the Proposal or who do not participate in the Meeting.

Noteholders who do not consent to the Proposal or who do not participate in the Meeting will be bound by the Extraordinary Resolution (if it is duly passed), but will not be entitled to any Partial Redemption Amount. Noteholders who do not consent to the Proposal or who do not participate in the Meeting will not be entitled to any rights of appraisal or similar rights of dissenters with respect to the adoption of the Extraordinary Resolution.

The Partial Redemption Amount received by Qualifying Noteholders will depend on the aggregate nominal amount of Notes held by Qualifying Noteholders

The Partial Redemption Amount payable to each Qualifying Noteholder is calculated based on a formula disclosed in this Consent Solicitation Memorandum and will depend on the aggregate nominal amount of Notes held by all Qualifying Noteholders in accordance with the terms of the Proposal. The formula is such that the greater the aggregate nominal amount of Notes held by Qualifying Noteholders (who consent to the Extraordinary Resolution and who request to receive the Partial Redemption Amount), the smaller the relevant Partial Redemption Amount received by each Qualifying Noteholder will be, and consequently there can be no certainty on the date hereof of how much each Qualifying Noteholder will receive.

Minimum Trading Amount

The current minimum trading amount of the Notes is U.S.$85,000 (the “minimum trading amount”). Following payment of the Partial Redemption Amount to Qualifying Noteholders and the corresponding write-down in such Qualifying Noteholders’ interests in the Notes, it is possible that a Qualifying Noteholder may be left with an interest in the Notes which corresponds to less than the minimum trading amount. In this case a Noteholder will not be able to trade such holding and will not receive an Individual Note Certificate in respect of such holding (should Individual Note Certificates be printed) and would need to purchase a principal amount of Notes sufficient to ensure that it holds an amount at least equal the minimum trading amount.

Integral Multiples of U.S.$1,000

Noteholders may not hold interests in the Notes other than in integral multiples of U.S.$1,000. Consequently, the Partial Redemption Amount received by a Qualifying Noteholder will be rounded down to ensure that such Qualifying Noteholder is not left with a holding of Notes which is not an integral multiple of U.S.$1,000. Furthermore, any Noteholder which provides Electronic Voting Instructions in respect of a holding of Notes of U.S.$1,000 in aggregate only shall be entitled to vote, but not to receive the Partial Redemption Amount, even if such Noteholder has voted in favour of the Extraordinary Resolution and such Extraordinary Resolution is duly passed.

Poll voting

At a meeting of Noteholders where voting takes place by way of a poll, every holder of the Notes who is present in person or any person who is a proxy or a representative shall have one vote in respect of each U.S.$1,000 in aggregate face amount of the outstanding Note(s) represented by him. As long as the Notes are held in the form of a Global Note Certificate the Noteholder shall be treated at any meeting of Noteholders as having one vote in respect of each U.S.$1,000 principal amount of Notes for which the Global Note Certificate may be exchanged. Consequently, if a Noteholder holds a principal amount of Notes that is not an integral multiple of U.S.$1,000, such Noteholder will only be able to vote with each U.S.$1,000 principal amount of Notes and the amount which is not integral multiples of U.S.$1,000 will not be taken into account for the purposes of voting.

The effectiveness of amendments introduced by the Fourth Supplemental Loan Agreement is conditional upon their registration with the NBU

The amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement (the “Amendments to the Loan Agreement”) are subject to registration with the NBU and will become effective on the Effective Date subject to the prior completion of the NBU registration. There can be no guarantee that the NBU will register the Amendments to the Loan Agreement in the current form as contemplated in the Proposal and the Fourth Supplemental Loan Agreement without requiring any amendments. The implementation of the Amendments to the Loan Agreement in full will require registration thereof with the NBU. To the extent that the Amendments to the Loan Agreement are not registered with the NBU, the Effective Date will not occur and no amendments set out in the Extraordinary Resolution will take effect regardless of the outcome of the Meeting.

Future actions in respect of the Notes

FUIB, the Issuer or the New Issuer, as applicable, reserve the right to take one or more actions at any time in respect of the Notes that remain outstanding after the consummation of the Solicitation. This includes, without limitation, the purchase from time to time of additional Notes in the open market, in privately negotiated transactions, through tender offers or otherwise. Any future purchases by FUIB, the Issuer or the New Issuer, as applicable, will depend on various factors existing at the time. There can be no assurance as to which, if any, of those alternatives (or combinations thereof) FUIB, the Issuer or the New Issuer, as applicable, will choose to pursue in the future and when such alternatives might be pursued.

Responsibility for assessing the merits of the Solicitation and complying with the procedures of the Solicitation

Each Noteholder is responsible for assessing the merits of the Solicitation. None of the Issuer, FUIB, Solicitation Agent, the Trustee or the Tabulation Agent has made or will make any assessment of the merits of the Solicitation or of the impact of the Solicitation on the interests of the Noteholders either as a class or as individuals.

Further, Noteholders are responsible for complying with all of the terms and procedures of the Solicitation, including those relating to submission of the Electronic Voting Instructions, as well as with this Memorandum. None of the Issuer, FUIB, Solicitation Agent, the Trustee or the Tabulation Agent assumes any responsibility for informing Noteholders of irregularities with respect to their Electronic Voting Instructions or the Solicitation.

Tax Consequences; Responsibility to Consult Advisors

Noteholders should consult their own tax, accounting, financial, legal and other advisers regarding the suitability to themselves of the tax, accounting and other consequences of participating or declining to participate in the Solicitation.

Risks relating to the New Issuer and the Substitution

The New Issuer is an orphan special purpose vehicle, incorporated under the laws of England and Wales as an English public company limited by shares, that has no revenue-generating operations or business of its own and will depend solely on cash received from FUIB in order to make payments on the Notes.

The New Issuer is an orphan special purpose vehicle, incorporated under the laws of England and Wales as an English public company limited by shares, and was formed in connection with the Solicitation to take over the role of issuer under the Notes and lender under the Loan from the Issuer. The New Issuer is not owned by FUIB and its obligations under the Notes are not guaranteed by FUIB. The New Issuer conducts no revenue-generating operations or other activities outside of the issuance of the Notes and the maintenance of the Loan (other than the retention of the minimum amount of retained profit to meet certain UK regulatory requirements). The ability of the New Issuer to make interest and principal payments on the Notes is therefore dependent on its right to receive such payments under the Loan Agreement, as amended by the Fourth Supplemental Loan Agreement. The Notes will remain limited recourse obligations of the New Issuer, and under the terms and conditions of the Notes the New Issuer will be obliged to make payments to the Noteholders only to the extent of the amounts actually received by or for the account of the New Issuer as lender pursuant to the Loan Agreement, as amended by the Fourth Supplemental Loan Agreement, less amounts in respect of Reserved Rights. If those payments are not made by FUIB, for whatever reason, in whole or in part, the New Issuer will not have any other source of funds available to it that would permit it to make payments on the Notes and under the Trust Deed. In such circumstances, Noteholders would have to rely upon claims for payment resulting from enforcement of the security under the Trust Deed, as amended by the Fourth Supplemental Trust Deed.

DOCUMENTS INCORPORATED BY REFERENCE

This Memorandum contains important information which Noteholders should read carefully before making any decision with respect to giving Electronic Voting Instructions.

This Memorandum should be read and construed in conjunction with the following documents, each of which is expressly incorporated by reference herein. References to this Memorandum shall mean this document together with each document listed below.

The following documents incorporated by reference herein are available, along with additional copies of this Memorandum, for inspection and/or collection, as indicated below, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) prior to and during the Meeting, at the office of the Principal Paying Agent, The Bank of New York Mellon at: One Canada Square, London E14 5AL, United Kingdom, at the office of the Swiss Paying Agent, Zurich Cantonalbank at: Bahnhofstrasse 9, 8001, Zurich, Switzerland, at the offices of the Solicitation Agent, ING Bank N.V., London Branch at: 60 London Wall, London EC2M 5TQ, United Kingdom; and at the office of the Tabulation Agent, D.F. King (Europe) at 85 Gresham Street, London EC2V 7NQ, United Kingdom:

•	the Original Trust Deed;

•	the First Supplemental Trust Deed;

•	the Second Supplemental Trust Deed;

•	the Third Supplemental Trust Deed;

•	the Original Loan Agreement;

•	the First Supplemental Loan Agreement;

•	the Second Supplemental Loan Agreement;

•	the Third Supplemental Loan Agreement;

•	the Original Agency Agreement; and

•	the First Supplemental Agency Agreement.

In addition, the following documents are available for inspection and collection during the times and at the addresses stated above:

•	this Memorandum;

•	the 2012 and 2013 annual audited consolidated financial statements of FUIB, and the nine month 2014 interim consolidated financial statements of FUIB (together, the “Financial Statements”);

•	the final draft Fourth Supplemental Trust Deed;

•	the final draft Fourth Supplemental Loan Agreement;

•	the final draft Second Supplemental Agency Agreement;

•	the final draft Deed of Release; and

•	the Notice of the Meeting.

Documents available for inspection and collection will also be available in electronic form under www.dfking.com/fuib. The Financial Statements will also be available in electronic form under http://pumb.ua/en/about/financial_indicators/.

DEFINITIONS

In this Memorandum, the following capitalised terms shall, unless otherwise defined or the context otherwise requires, have the meanings ascribed to them below:

Accountholder	A direct accountholder with the Clearing Systems.

Accrued Interest	Interest accrued on the Partial Redemption Amount from and including the last interest payment date (being 30 September 2014) to but excluding the Settlement Date.

Adjourned Expiration Date	Such date (as notified to the Noteholders in the notice of the adjourned Meeting) on or prior to which Electronic Voting Instructions must be received by the Registrar via the Tabulation Agent in order to be valid in respect of any adjourned Meeting.

Agency Agreement	The Original Agency Agreement, as amended and/or supplemented by the First Supplemental Agency Agreement.

Amendments	The substitution, in place of the Issuer, of the New Issuer as issuer of the Notes, lender under the Loan and obligor under the Trust Deed and the Agency Agreement and other amendments to the Conditions of the Notes, the Trust Deed, the Loan Agreement and the Agency Agreement all as more particularly described in this Memorandum.

Beneficial Owner	Has the meaning set out in “Voting and Quorum – Meeting Provisions”.

Borrower	PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”.

Business Day	A day, other than a Saturday or a Sunday or a public holiday, on which commercial banks and foreign exchange markets are open for business in New York, London and Kyiv.

Clearing Systems	The clearing and settlement systems operated by Euroclear and Clearstream, Luxembourg, respectively.

Clearstream, Luxembourg	Clearstream Banking, société anonyme.

Conditions	The terms and conditions of the Notes as set out in Schedule 3 to the Trust Deed, as amended, and the term “relevant Conditions” shall be construed accordingly.

Deed of Release	The deed of release to be entered into by FUIB, the Issuer and the Trustee referred to in the Extraordinary Resolution, a draft of which will be available for inspection as described under “Documents Incorporated by Reference”.

Effective Date	Subject to the Extraordinary Resolution having been passed and subject to registration of amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement with the NBU being complete, the date on which the Fourth Supplemental Loan Agreement, the Fourth Supplemental Trust

Deed, the Second Supplemental Agency Agreement and the Deed of Release shall become effective, which (provided that the Meeting is not adjourned) should be no later than 15 December 2014.

Euroclear	Euroclear Bank SA/NV

Expiration Date	1 December 2014.

Expiration Time	5:00 p.m. London time on the Expiration Date.

Extraordinary Resolution	The Extraordinary Resolution to be proposed and considered at the Noteholders’ Meeting.

First Supplemental Agency Agreement	The supplemental agency agreement dated 21 May 2007 between the Issuer, The Bank of New York (Luxembourg) S.A., The Bank of New York, the transfer agents named therein, the paying agents named therein and the Trustee.

First Supplemental Loan Agreement	The supplemental loan agreement dated 16 May 2007 between the Issuer and FUIB.

First Supplemental Trust Deed	The supplemental trust deed dated 21 May 2007 between the Issuer and the Trustee.

Fourth Supplemental Loan Agreement	The fourth supplemental loan agreement to be entered into by the New Issuer and FUIB referred to in the Extraordinary Resolution, a draft of which will be available for inspection as described under “Documents Incorporated by Reference”.

Fourth Supplemental Trust Deed	The fourth supplemental trust deed to be entered into and delivered by the New Issuer and the Trustee referred to in the Extraordinary Resolution, a draft of which will be available for inspection as described under “Documents Incorporated by Reference”.

FUIB	PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”.

Issuer	Standard Bank Plc.

Loan	The loan to the Borrower made upon and subject to the terms, conditions and provisions of the Loan Agreement.

Loan Agreement	The Original Loan Agreement, as amended and/or supplemented by the First Supplemental Loan Agreement, the Second Supplemental Loan Agreement and the Third Supplemental Loan Agreement.

New Issuer	Green Finance Plc. See “Substitution of the Issuer with the New Issuer”.

Noteholders	The beneficial holders of the outstanding Notes.

Noteholders’ Meeting or Meeting	The meeting of the Noteholders to be held at 10:00 a.m. (London time) on 4 December 2014 at the offices of Linklaters LLP at One Silk Street, EC2Y 8HQ, London, United Kingdom for the purposes of considering and, if thought fit, passing the Extraordinary Resolution.

Notes	11 per cent. Loan Participation Notes due 2014 issued by, but without recourse to, the Issuer (ISIN:XS0287015787) of which U.S.$252,488,000 are outstanding at the date of this Memorandum.

Notice of Meeting	The notice to the Noteholders dated 19 November 2014 convening the Meeting of the holders of the Notes.

Original Agency Agreement	The agency agreement dated 14 February 2007 between the Issuer, The Bank of New York (Luxembourg) S.A., The Bank of New York, the transfer agents named therein, the paying agents named therein and the Trustee as supplemented, amended or restated from time to time.

Original Loan Agreement	The loan agreement dated 8 February 2007 between the Issuer and FUIB as supplemented, amended or restated from time to time.

Original Trust Deed	The trust deed dated 14 February 2007 between the Issuer and the Trustee constituting the Original Notes as supplemented, amended or restated from time to time.

Partial Redemption Amount	An amount payable to a Qualifying Noteholder on the Settlement Date which shall be a pro rata share in a U.S.$45,000,000 cash payment (or such lesser amount as may result from the rounding down referred to below), such share corresponding to such Qualifying Noteholder’s holding of Qualifying Notes as a proportion of the total nominal aggregate amount of Qualifying Notes held by all Qualifying Noteholders, such amount being payable in U.S. Dollars and calculated as follows:

45,000,000	×	A
B

where:

A = the total nominal aggregate amount of Qualifying Notes held by such Qualifying Noteholder; and

B = the total nominal aggregate amount of Qualifying Notes held by all Qualifying Noteholders.

If the Partial Redemption Amount for any relevant Qualifying Noteholder would not be an integral multiple of U.S.$1,000, such Partial Redemption Amount shall be rounded down to the nearest U.S.$1,000.

Principal Paying Agent	The Bank of New York Mellon, London Branch (formerly The Bank of New York, London Branch).

Proposal	Proposal in relation to the substitution, in place of the Issuer, of the New Issuer as issuer of the Notes, lender under the Loan and obligor under the Trust Deed and the Agency Agreement and the other Amendments.

Qualifying Noteholder	A Noteholder who (i) validly votes (a) via an Electronic Voting Instruction transmitted (and not validly revoked) to the relevant Clearing System on or before the Expiration Time on the Expiration Date, or (b) by attending and voting at the Meeting in person, in each case in favour of the Extraordinary Resolution set out in a notice of meeting relating to the Notes dated 19 November 2014 and (ii) who elects to receive the Partial Redemption Amount.

Qualifying Notes	The aggregate principal amount of Notes of a Qualifying Noteholder in respect of which such Noteholder has validly (i) via an Electronic Voting Instruction transmitted to the relevant Clearing System and not subsequently unblocked, or (ii) by attending and voting at the Meeting in person, voted in favour of the Extraordinary Resolution set out in a notice of meeting relating to the Notes dated 19 November 2014, in each case together with an election to receive the Partial Redemption Amount.

Registered Holder	The Bank of New York Depository (Nominees) Limited as nominee for the Clearing Systems.

Registrar	The Bank of New York Mellon (Luxembourg) S.A.

Revocation Instruction	An electronic instruction sent by an Accountholder on the instruction of a beneficial owner of a particular nominal amount of the Notes in respect of which an Electronic Voting Instruction was previously submitted, withdrawing such Electronic Voting Instruction and sent to the relevant Clearing System. To be valid the instruction must specify the Notes to which the original Electronic Voting Instruction related, the securities account in which such Notes are credited and any other information required by the relevant Clearing System. Noteholders who have submitted Electronic Voting Instructions prior to the Expiration Time on the Expiration Date have a right to revoke such instructions up until the Expiration Time on the Expiration Date but not thereafter, unless otherwise required by law or permitted by the Trust Deed, by submitting a Revocation Instruction to the relevant Clearing System.

Second Supplemental Agency Agreement	The second supplemental agency agreement to be entered into by the New Issuer, The Bank of New York Mellon (Luxembourg) S.A., The Bank of New York Mellon, the transfer agents named therein, the paying agents named therein and the Trustee referred to in the Extraordinary Resolution, a draft of which will be available for inspection as described under “Documents Incorporated by Reference”.

Second Supplemental Loan Agreement	The second supplemental loan agreement dated 15 December 2009 between the Issuer and FUIB.

Second Supplemental Trust Deed	The second supplemental trust deed dated 21 December 2009 between the Issuer and the Trustee.

Settlement Date	Subject to the Extraordinary Resolution having been passed and having become effective in accordance with its terms and the Effective Date having occurred, and provided the Meeting is not adjourned, 31 December 2014.

Solicitation Agent	ING Bank N.V., London Branch.

Tabulation Agent	D.F. King (Europe).

Third Supplemental Loan Agreement	The third supplemental loan agreement dated 8 November 2010 between the Issuer and FUIB.

Third Supplemental Trust Deed	The third supplemental trust deed dated 11 November 2010 between the Issuer and the Trustee.

Trust Deed	The Original Trust Deed, as amended and/or supplemented by the First Supplemental Trust Deed, the Second Supplemental Trust Deed and Third Supplemental Trust Deed.

Trustee	BNY Mellon Corporate Trustee Services Limited (formerly BNY Corporate Trustee Services Limited) acting in its capacity as trustee under the Trust Deed.

EXPECTED TIMETABLE OF EVENTS

This timetable assumes that (i) the Meeting is quorate on the date on which it is first convened and, accordingly, no adjourned Meetings are required and (ii) new meetings are not convened in respect of the Notes. The Expiration Date, inter alia, can be amended under the terms of the Proposal. Accordingly, the actual timetable may differ significantly from the expected timetable set out below. The times stated below refer to the relevant time in London on the relevant date.

Noteholders holding Notes in the Clearing Systems should take steps to inform themselves of and to comply with the particular practice and policy of the relevant Clearing System. Noteholders who are not direct accountholders in the Clearing Systems should read carefully the provisions set out under “Voting and Quorum” below.

Event	Date and Time
Launch Date/Announcement of the Solicitation Announcement of the Solicitation and Notice of Meeting given to Noteholders through the Clearing Systems.	19 November 2014

Expiration Time and Expiration Date

Deadline for Noteholders to deliver or procure delivery (via the relevant Clearing System) to the Registrar via the Tabulation Agent of Electronic Voting Instructions in favour of the Extraordinary Resolution to be eligible to receive the Partial Redemption Amount (at the option of the Noteholder) and to be eligible to vote.

5:00 p.m. on 1 December 2014

Latest time for Noteholders to deliver a Revocation Instruction in respect of previously submitted Electronic Voting Instructions. Noteholders who deliver a Revocation Instruction (and do not subsequently deliver an Electronic Voting Instruction in favour of the Extraordinary Resolution) will not be eligible to receive the Partial Redemption Amount unless they subsequently validly vote in favour of the Extraordinary Resolution via an Electronic Voting Instruction (not revoked) prior to the Expiration Time on the Expiration Date or by attending the Meeting.

Record date for Noteholders who wish to attend and vote at the Meeting (or adjourned Meeting) in person.

Date and time of the Noteholders’ Meeting	10:00 a.m. on 4 December 2014

The announcement via the Clearing Systems of the results of the Meeting.	As soon as reasonably practicable after the Meeting.

Execution of the Fourth Supplemental Loan Agreement	Not later than 3 days after the Extraordinary Resolution is passed.

Registration of amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement with the NBU	Not more than three days following the execution of the Fourth Supplemental Loan Agreement, a notification on amendments to the Loan Agreement will be submitted to the NBU for registration. It is expected that registration will be completed within five clear business days following submission. See “Risk Factors – Risks relating to the Solicitation – The effectiveness of amendments introduced by the Fourth Supplemental Loan Agreement is conditional upon their registration with the NBU”.

Effective Date/Execution and delivery of the Fourth Supplemental Trust Deed, the Second Supplemental Agency Agreement and the Deed of Release	If the Extraordinary Resolution is passed and subject to the registration of amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement with the NBU being complete, the date on which the Fourth Supplemental Loan Agreement, the Fourth Supplemental Trust Deed, the Second Supplemental Agency Agreement and the Deed of Release shall become effective, which should be no later than 15 December 2014.

Settlement Date	31 December 2014, subject to the Extraordinary Resolution having been passed and having become effective in accordance with its terms and the Effective Date occurring.

Settlement in respect of the Partial Redemption Amount and the Accrued Interest.

The above times and dates are indicative only and will depend, among other things, on timely receipt (and non-revocation) of instructions and passing the Extraordinary Resolution. If the meeting is adjourned, the relevant times and dates set out above will be modified accordingly and will be set out in the notice convening such adjourned meeting.

THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF AMENDMENTS INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT WITH THE NBU. TO THE EXTENT THAT AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU, THE EFFECTIVE DATE SHALL NOT OCCUR AND NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING. SEE “RISK FACTORS – THE EFFECTIVENESS OF AMENDMENTS INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT IS CONDITIONAL UPON THEIR REGISTRATION WITH THE NBU”.

Noteholders are advised to check with any broker, dealer, bank, custodian, trust company or other trustee, Clearing System or other intermediary through which they hold Notes whether such intermediary would require receiving any notice or instructions prior to the deadline set out above.

All of the above dates are subject to earlier deadlines that may be set by the Clearing Systems or any intermediary.

TAX CONSEQUENCES

In view of the number of different jurisdictions where tax laws may apply to a Noteholder, this Memorandum does not discuss the tax consequences for Noteholders arising from their participation in the Proposal and the Solicitation or in relation to the Amendments. Noteholders are urged to consult their own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to them. Noteholders are liable for their own taxes and have no recourse to the Issuer, the New Issuer, FUIB, the Solicitation Agent, the Principal Paying Agent, the Trustee or the Tabulation Agent with respect to taxes arising in connection with the Proposal or the Solicitation.

SUBSTITUTION OF THE ISSUER WITH THE NEW ISSUER

Rationale and Condition for Substitution

One of the Amendments being sought by FUIB relates to the substitution of the Issuer with the New Issuer. FUIB and the Issuer have agreed that the Issuer will be substituted with the New Issuer to reduce costs incurred in connection with the servicing of the Notes.

The substitution of the Issuer with the New Issuer shall be contingent on signing on the Effective Date of (i) the Deed of Release relating to the release of the Charged Property and the Transferred Rights (as defined below), and (ii) a deed of indemnity to be given by FUIB in favour of the Issuer.

In particular, as provided in the Original Trust Deed, the Issuer charged by way of security in favour of the Trustee (a) its rights to principal, interest and other amounts under the Loan Agreement (other than the Reserved Rights (as defined in the Trust Deed)) and (b) sums held on deposit from time to time (other than the Reserved Rights) in an account with The Bank of New York Mellon in the name of the Issuer together with the debt represented thereby (the “Charged Property”). The Issuer also assigned certain administrative rights under the Loan Agreement to the Trustee for the benefit of the Noteholders (the “Transferred Rights”).

If the Extraordinary Resolution is passed at the Meeting, the substitution of the New Issuer in place of the Issuer as the issuer of the Notes, lender under the Loan Agreement and obligor under the Trust Deed and the Agency Agreement will be approved and become effective. The Issuer will be released from its obligations under the Notes, the Loan Agreement, the Trust Deed and the Agency Agreement and neither the Noteholders nor the Trustee will have any further rights or recourse against the Issuer. In addition, the Trustee will be directed by the Noteholders by way of Extraordinary Resolution to release the existing Charged Property and the Transferred Rights from the Note Security originally provided by the Issuer.

Other than the registration by the NBU of amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement, pursuant to which the New Issuer will succeed the Issuer as lender in respect of the Loan, no further registration, consent or approval will be required under Ukrainian law or regulation, prior to the Settlement Date, in order to affect its appointment as New Issuer and succeed the Issuer. In the event that amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement are not registered by the NBU, the Amendments (including the substitution) shall have no effect, regardless of the outcome of the Extraordinary Resolution.

Description of the New Issuer

Introduction

The New Issuer was incorporated in England and Wales as a public company limited by shares under the Companies Act 2006 on 3 October 2014 with registered number 9248285. The registered office of the New Issuer is at 6 St Andrew Street, London EC4A 3AE. The New Issuer’s issued share capital comprises 50,000 ordinary shares of £1.00 each, of which 1 ordinary share is fully paid up and 49,999 ordinary shares are 25 per cent. paid up, all of which are held on discretionary trust by TMF Trustee Limited as share trustee (the “Share Trustee”), which is a resident of the United Kingdom. There are no other equity interests in the New Issuer that are outstanding.

The New Issuer has been established as a special purpose vehicle for the purpose of issuance of the Notes. The New Issuer has no subsidiaries. FUIB does not own, directly or indirectly, any of the share capital of the New Issuer.

Since its incorporation, the New Issuer has not engaged in any material activities other than those incidental to its registration as a public company under the Companies Act 2006. The New Issuer has no employees. As at the date of this Memorandum no financial statements have been prepared by the New Issuer.

The rights of the Share Trustee as a shareholder of the New Issuer are contained in the articles of association of the New Issuer and the New Issuer will be managed in accordance the provisions of its articles of association and English law.

Directors and Secretary

The directors of the New Issuer and their respective business addresses and principal activities or business occupations are:

Name	Business Address	Principal Activities/Business Occupation
Mr Michael Charles Adams	6 St Andrew Street, London, United Kingdom EC4A 3AE	Director

Joint Corporate Services Limited	6 St Andrew Street, London, United Kingdom EC4A 3AE	Corporate Director

Praxis Mgt Limited	6 St Andrew Street, London, United Kingdom EC4A 3AE	Corporate Director

All of the directors of the New Issuer are citizens and residents of the United Kingdom, or companies incorporated in the United Kingdom.

The company secretary of the New Issuer is Joint Secretarial Services Limited with its business address at 6 St Andrew Street, London, EC4A 3AE, United Kingdom. The company secretary of the New Issuer is not a director of the New Issuer.

The New Issuer’s activities will principally comprise the issue of the Notes, the entering into of all documents relating to such issue and the exercise of related rights and powers and other activities referred to in this Memorandum or reasonably incidental to those activities.

Capitalisation and Borrowings

The following table shows the unaudited capitalisation and borrowings of the New Issuer as at the date of this Memorandum adjusted for the issue of Notes:

Share Capital

Issued Share Capital

50,000 issued ordinary shares of £1 each (1 fully paid and 49,999 one-quarter paid)	£12,500.75

Borrowings

U.S.$252,488,000 11 per cent. Loan Participation Notes due 2014	U.S.$	252,488,000

Save as disclosed in this Memorandum, the New Issuer has no loan capital outstanding or created but unissued, no term loans outstanding and no other borrowings or indebtedness in the nature of borrowing nor any contingent liabilities or guarantees.

The current financial period of the New Issuer will end on 31 December 2015.

BACKGROUND TO SOLICITATION

Financial information in respect of FUIB presented in this section entitled “Recent Developments” has been extracted and/or derived (as applicable) from, should be read in conjunction with, and is qualified in its entirety by, FUIB’s Financial Statements. See “Documents Incorporated by Reference”. In addition, FUIB has obtained certain statistical and market information presented in this Memorandum on such topics as Ukrainian macroeconomic data and analysis of the Ukrainian banking market from the NBU, the State Statistics Service of Ukraine and the Ministry of Finance of Ukraine.

Background

The overall decline in economic growth and the on-going political crisis in Ukraine have materially and adversely affected FUIB and its business, as described in more details below. See also “Recent Risks Relating to Ukraine and FUIB-Adverse political and economic conditions in Ukraine” and “Recent Developments”.

Volatile areas exposure

Following the annexation of Crimea by the Russian Federation, FUIB closed all of its branches in Crimea on 30 May 2014. In addition, FUIB closed 42 branches (including 12 branches operated by BRC) located in the parts of the Donetsk and Luhansk regions affected by the anti-terrorist operation, on 11 August 2014. See “Recent Developments-Legislative Developments-Limitations for Conducting Banking Operations in Certain Areas”.

As at 1 October 2014, FUIB had 29 branches operating in the Donetsk and Luhansk regions. As at the same date, approximately UAH5.2 billion of FUIB’s customer deposits (approximately 57 per cent. of FUIB’s total deposits) and approximately UAH 9.0 billion of FUIB’s loans (approximately 37 per cent. of FUIB’s total loan portfolio) were attributable to these branches. Of these loans, 17 per cent. were categorised as NPLs as at 1 October 2014. See also “Risk Factors-Risks Related to Ukraine-Credit Risk”.

Immediately prior to the closure of the branches in Crimea, approximately UAH6 million of FUIB’s customer deposits (approximately 0.02 per cent. of FUIB’s total deposits) and approximately UAH670 million of FUIB’s loans (or approximately 2 per cent. of FUIB’s total loan portfolio) were attributable to these branches. Consequently, FUIB believes that the closure of the Crimean branches has not significantly affected FUIB’s business and results of operations.

Deposit base

Historically, FUIB has primarily relied on corporate and retail deposits to fund its operations. Consequently, the mass deposit withdrawals that have affected the banking system as a result of the political and economic developments in Ukraine have materially and adversely affected FUIB’s liquidity. Consequently, repayment of the Notes on 31 December 2014 (the current maturity date) puts FUIB at risk of simultaneously breaching regulatory liquidity ratios and having insufficient funds to repay its customer deposits as they become due.

In the first nine months of 2014, FUIB has experienced an outflow of deposits with a maturity of up to one year and a shift in the average maturity of customer deposits to a range of one to three months. Consequently, FUIB’s current deposit base is predominately short-term in nature and is characterised by a high degree of volatility. The volatility can be attributed to a range of factors influencing the behaviour of corporate and retail customers. The most significant of these being the dramatic local currency devaluation and the decline in confidence in the Ukrainian banking system.

As a matter of Ukrainian law, both corporate and retail depositors have the right to withdraw their deposits at any time prior to maturity. As a result, FUIB’s retail customer deposits are effectively current account deposits. Ukrainian legislation distinguishes between demand deposits and term deposits. However, even with a term deposit, customers may withdraw funds at any time irrespective of the maturity date, unless a corporate deposit agreement places specific conditions on deposit withdrawal. Therefore, Ukrainian banks are under a continuous threat of deposit outflow and related liquidity problems. To prevent substantial outflow of deposits, the NBU has introduced certain restrictions on withdrawal of cash by customers. See “Recent Developments – Legislative Developments – Limits on Foreign Exchange Transfers and Deposit Withdrawals”. While these measures have slowed down the deposit outflow, they have not stopped it. The restrictions are scheduled to expire on 2 December 2014. At the same time, it is unclear when these restrictions will ultimately be lifted and how this will affect FUIB’s deposit base.

Between 1 January 2014 and 1 October 2014, FUIB has experienced a total outflow of U.S.$ and Euro-denominated retail customer deposits of approximately U.S.$214 million, or a decline of approximately 29.2 per cent. compared to the balances as at 1 January 2014. Over the same period, the U.S.$ equivalent of the UAH-denominated retail customer accounts declined by U.S.$318.9 million, or 46.5 per cent., due to the 62 per cent. devaluation of the national currency and a 13.3 per cent. reduction in UAH deposit balances. In addition, over the same period, FUIB’s U.S.$ and Euro-denominated corporate term deposits decreased by U.S.$40.6 million, or a decline of 25.5 per cent. compared to the balances as at 1 January 2014.

Loan portfolio quality

As at 1 October 2014, approximately 50 per cent. of FUIB’s loan portfolio was denominated in foreign currencies, primarily in U.S.$. A sharp devaluation of the Hryvnia against U.S.$ by 62 per cent. during the first nine months of 2014 has materially impacted the ability of FUIB’s borrowers to repay their loans. Also, as a result of the devaluation, the sources of foreign currency denominated funds available to FUIB’s borrowers have decreased. This, in turn, has resulted in an increase in customer defaults and loan delinquencies.

FUIB’s gross loan portfolio was UAH24.6 billion as at 1 January 2014 with the share of Hryvnia-denominated loans at 55 per cent. The portfolio increased by 29 per cent. to UAH31.8 billion as at 1 October 2014 due to the devaluation of the Hryvnia, while foreign currency denominated loans decreased by the equivalent of U.S.$160 million over the same period.

The corporate loan portfolio increased by 37 per cent. from UAH17.8 billion as at 1 January 2014 to UAH24.3 billion as at 1 October 2014. Over the same period, UAH-denominated loans grew by 30 per cent. mainly due to the conversion of U.S.$-denominated loans to Hryvnia denominated loans. In addition, foreign currency denominated loans decreased by U.S.$144 million in the first nine months of 2014 due to both conversion and amortisation of such loans. Such conversion of the loan portfolio has allowed FUIB to match the exposure which corporate clients might have against the value of the collateral denominated in Hryvnia and to improve the pricing of the loan portfolio.

The retail loan portfolio increased by 10 per cent. from UAH6.8 billion as at 1 January 2014 to UAH7.5 billion as at 1 October 2014. The increase of the loan portfolio mainly relates to revaluation of the foreign currency denominated loan portfolio. The Hryvnia-denominated loan portfolio remained at UAH5.3 billion in the first nine months of 2014 matching the amortisation and issuance of certain consumer loans. No new foreign currency denominated loans have been issued since 2010.

The level of FUIB’s non-performing loans (“NPLs”) increased from 14 per cent. as at 1 January 2014 to 19 per cent. as at 1 October 2014, mainly due to the deterioration of the credit quality of loans issued to customers in Crimea and the Eastern regions of Ukraine. Total NPLs in FUIB’s loan portfolio attributable to Crimea grew from 9 per cent. as at 1 January 2014 to 50 per cent. as at 1 October 2014. Total NPLs in FUIB’s loan portfolio attributable to the Donetsk and Luhansk regions grew from 12 per cent. to 17 per cent. over the same period and further growth is expected. FUIB treats a loan (corporate and retail) as non-performing if it is overdue by more than 90 days.

As a result of the NPL growth, FUIB created UAH2.1 billion provisions for impairment between 1 January 2014 and 1 October 2014. Increase in provisions for impairment caused loan coverage to rise from 11.1 per cent. as at 1 January 2014 to 16.3 per cent. as at 1 October 2014. In addition, between 1 January 2014 and 1 October 2014:

•	Provisions for impairment attributable to the Crimean loan portfolio increased by UAH249 million;

•	Provisions for impairment attributable to Donetsk and Luhansk regions grew by UAH813 million;

•	Revaluation of U.S.$-denominated distressed assets led to an increase of provisions for impairment of UAH285million; and

•	Provisions for impairment attributable to the remaining parts of Ukraine grew by UAH792 million.

FUIB is likely to create additional provisions for impairment covering the period after 1 October 2014.

Further devaluation of the Hryvnia may cause an increase in provision for impairment of the U.S.$-denominated distressed loans as well as new defaults by FUIB’s borrowers. The extension of the military conflict in the Donetsk and Luhansk regions or isolation from the management under Ukrainian law may further reduce the credit quality of the loan portfolio and decrease the resulting cash flow of FUIB.

NBU Support

FUIB has obtained liquidity support loans in UAH from the NBU. The outstanding amount under the NBU loans as at 1 October 2014 was UAH1.4 billion, or approximately the equivalent of U.S.$108.7 million. Around UAH693 million or 49 per cent. of the outstanding amount of the NBU loans are due in 2014 and in the first quarter of 2015. This indebtedness is secured by T-Bills (“OVDP”), maturing subsequent to the respective NBU loans maturity dates. The remaining 51 per cent. is not due until the end of 2016 and is being partially repaid on a monthly basis in an aggregate amount of UAH25.5 million. This indebtedness is secured by pledges over certain loans from the FUIB portfolio or mortgages over real estate of FUIB which makes the NBU a secured creditor with the requisite priority ranking.

Subordinated Debt Obligations

As at 31 December 2013, FUIB was a borrower under the following subordinated loan agreements:

•	UAH127.3 million loan drawn in 2009 carrying an interest rate of 12.75 per cent. per annum. This loan’s original maturity was in 2014;

•	UAH135.0 million loan drawn in 2009 carrying an interest rate of 12.75 per cent. per annum. This loan’s original maturity was in 2014; and

•	UAH220.0 million loan drawn in 2009 carrying an interest rate of 9.5 per cent. per annum. This loan’s original maturity was in 2015.

FUIB has extended the maturity of these subordinated loans, having an aggregate total amount of UAH482 million, until 1 September 2021.

In addition, Joint Stock Company “Bank Renaissance Capital” (“BRC”) (acquired in December 2013) was a borrower under a U.S.$6.5 million subordinated loan with the NBU. This loan was prepaid in the third quarter of 2014 as permitted by the NBU.

Short term strategy in the current liquidity situation

As described in “Risk Factors – Risks Relating to Ukraine – Adverse political and economic conditions in Ukraine”, FUIB is facing a number of issues that affect its liquidity and profitability. To mitigate these negative implications, FUIB is aiming to implement the following strategies:

•	maintenance of sufficient balance sheet liquidity levels to offset the impact of customer funds outflow;

•	utilising the U.S.$-denominated OVDP issued by the Ukrainian Government in the amount of U.S.$160 million maturing between November 2014 and May 2015;

•	management of its loan portfolio quality;

•	improvement of pricing quality of the loans and asset and liability management to balance short-term liquidity;

•	monitoring the efficiency and performance of point of sale networks, optimising the quantity and format for new retail and corporate strategies; and

•	increasing profitability and maintenance of capital adequacy ratio above the minimum level required by the NBU.

At present the measures being taken by FUIB in furtherance of the above strategies include:

In corporate banking:

•	revaluing FUIB’s loan portfolio to maintain loan margins, keeping the maturing loan portfolio in liquid assets and maintaining stricter credit risk controls generally;

•	discontinuing U.S.$-denominated lending, and a restriction on lending in UAH to new corporate clients with the exception of short-term lending to a selected number of existing corporate clients;

•	a focus on off-balance sheet operations and other fee generating services;

•	restructuring and conversion of distressed corporate loans denominated in USD into UAH;

•	general cost-cutting initiatives;

•	attracting new clients with a focus on FX operations;

•	increase in factoring operations for customers of SCM Group companies; and

•	activation of dormant accounts.

In retail banking:

•	launching a deposit programme in September 2014 with an interest rate of 11 per cent. per annum for U.S.$ denominated deposits and 24 per cent. per annum for Hryvnia denominated deposits. Pursuant to this programme, FUIB has attracted approximately U.S.$48 million and Euro 8 million in customer deposits during the period of two months since September 2014. These amounts, however, do not exceed the customer deposits outflow for the same period, producing negative cash flow results (in terms of the deposit portfolio);

•	a significant reduction in volumes of lending to retail customers, except for customers of salary projects, along with effective interest rate increases;

•	introduction of an assistance programme for distressed retail borrowers which comprises rescheduling of distressed loans, refinancing of USD loans into UAH, taking additional security and adopting a tailored approach to borrowers depending on their financial circumstances;

•	increase in pricing for retail unsecured lending;

•	reduction/relocation of staff in the head office and retail network involved in lending activities;

•	development of new salary projects and liability management tools;

•	consolidation of FUIB and BRC retail teams with a reduction of staff while maintaining efficiency; and

•	focus on collection activity in all regions of the country.

FUIB’s projected liquidity gap for the year ending on 31 December 2014 is U.S.$215 million. FUIB estimates that the measures described above are not sufficient to cover this projected gap. FUIB expects that partial redemption of the Notes in an amount of U.S.$37 million may be implemented in the fourth quarter of 2014 subject to the repayment by the Ukrainian government of its U.S.$-denominated OVDP maturing in December 2014 in the amount of U.S.$70 million.

Capital Adequacy

FUIB complies with the mandatory minimum capital adequacy ratios for Ukrainian banks determined by the NBU (currently set at 10 per cent.). FUIB’s capital adequacy ratio, calculated in accordance with the NBU’s regulations (i.e. the ratio of capital to total risk weighted assets, based on statutory Ukrainian accounting data), was 12.86 per cent. as at 1 October 2014. The Basel Committee on Banking Supervision, International convergence of Capital Measurement and Capital Standards (the “Basel Committee”) has set international standards for capital adequacy for banks. The standards are set out in the international framework for capital measurement and capital standards of banking institutions, published in July 1988 (the “Basel Capital Accord”). The NBU has also adopted mandatory minimum capital adequacy norms based on the Basel Committee’s standards. FUIB maintains sufficient capital to cover increased risk weighted assets in order to maintain the capital adequacy ratios set by the Basel Capital Accord and the NBU.

Sharp depreciation of the Hryvnia in the first nine months of 2014 has adversely affected FUIB’s capital adequacy ratio calculated in accordance with the Basel Capital Accord. Pursuant to the Terms and Conditions of the Notes and the Loan Agreement, FUIB is required to maintain this ratio at 15 per cent. If devaluation of UAH persists, and new provisions for loan impairment are created, this may push FUIB’s capital adequacy ratio, calculated in accordance with the Basel Capital Accord, lower. For this reason, FUIB is seeking reduction of the target ratio to 10 per cent., which is in line with the initial version of the Loan Agreement from 2007.

Set forth below are FUIB’s capital and capital adequacy ratios calculated in accordance with the Basel Capital Accord.

	As at 31 December
	2011	2012	2013	30 September 2014
	(UAH billion, except for percentages)
Tier I Capital Ratio	20.3%	20.6%	18.6%	15.1%
CAR	25.3%	24.4%	21.0%	18.1%
Total RWA	20.6	23.0	27.4	32.0
Tier 1 Capital	4.2	4.7	5.0	4.8
Tier 2 Capital	1.0	0.9	0.7	0.9
Total Capital	5.2	5.6	5.7	5.8

Between May and July 2014, a stress test was conducted in respect of FUIB pursuant to the stand-by financing programme supported by the IMF. The stress test was conducted in accordance with the macroeconomic forecasts provided by the NBU in respect of both basic and pessimistic scenarios of Ukrainian economic development up to 2016. Based on the stress test result, the NBU has concluded that no additional capital is required by FUIB until 31 December 2016.

FUIB has also decided to consolidate BRC into FUIB by way of accession in 2015 to take advantage of BRC’s excess capital. See “Recent Developments”.

Purpose of the Proposal

FUIB is seeking to reduce its debt service obligations due in 2014 to improve its short-term liquidity parameters, maintain financial flexibility, and to establish a more efficient maturity profile for its wholesale borrowings. This would allow FUIB to sustain its operations during the current crisis in Ukraine and help it to face any potential further pressure on its liquidity, while offering the Noteholders the option to receive the Partial Redemption Amount and the Accrued Interest.

Conclusion

Among other things, FUIB has requested that the Noteholders approve the following changes to the Conditions, the Loan Agreement, Trust Deed and the Agency Agreement to take effect on the Effective Date:

1.	The substitution, in place of the Issuer, of the New Issuer as issuer of the Notes, the lender under the Loan and the obligor under the Trust Deed and the Agency Agreement;

2.	The extension of the repayment date of the Loan from 31 December 2014 to 31 December 2018, and the corresponding extension of the final maturity date of the Notes from 31 December 2014 to 31 December 2018;

3.	The addition of an amortised repayment provision in the Loan Agreement and a corresponding amortised redemption provision under the Notes. This will consist of a first instalment of U.S.$10,000,000 payable by FUIB under the Loan Agreement on 31 December 2015 (with corresponding payments being made pro rata to Noteholders under the Notes) and then 10 equal quarterly instalments, beginning on 30 September 2016 and ending on 31 December 2018, in repayment of principal remaining due;

4.	The addition of a new partial repayment provision in the Loan Agreement and a corresponding partial redemption provision under the Notes allowing for the payment of the Partial Redemption Amount to Qualifying Noteholders on the Settlement Date;

5.	The amendment of the covenant of FUIB in respect of the maintenance of its capital adequacy ratio (Clause 13.10 (Maintenance of Capital Adequacy) of the Loan Agreement) to effect a minimum capital adequacy ratio requirement of 12.5 per cent. instead of the current ratio of 15 per cent.;

6.	The release of the Charged Property and the Transferred Rights given as the Note Security under the Original Trust Deed and the creation by the New Issuer of the new Note Security over the new Charged Property and the new Transferred Rights in favour of the Trustee; and

7.	All other consequential changes to the Conditions, the Loan Agreement, the Agency Agreement and/or the Trust Deed as are necessary for or expedient to the modifications set out above in paragraphs (1) to (6) above.

RECENT DEVELOPMENTS

Political and economic developments

Political developments

The current economic and political crisis in Ukraine was triggered by the Ukrainian government’s decision in November 2013 to defer signing of the association agreement between Ukraine and the European Union. The ensuing mass rallies expressing strong public support for the political association and economic integration of Ukraine with the EU spread beyond Kyiv to a number of regions across Ukraine. The protests continued into 2014.

In February 2014, tens of people (both protesters and police officers) died and hundreds more were injured as a result of clashes between the protesters and the police force in central Kyiv. On the morning of 22 February 2014, it was reported that the then President Mr Viktor Yanukovych escaped from Kyiv and that his location was unknown. On the same day, Verkhovna Rada (the “Parliament”) declared that President Yanukovych had removed himself from discharging his constitutional powers and duties and scheduled a presidential election for 25 May 2014. On 23 February 2014, the Parliament appointed its speaker Mr Oleksandr Turchynov as acting President of Ukraine, and, on 27 February 2014, Mr Arseniy Yatsenyuk was appointed as Prime Minister of Ukraine and a new composition of the Cabinet of Ministers was formed. The presidential election was won by Mr Petro Poroshenko, who officially assumed the office on 7 June 2014.

In February and March 2014, tensions broke out between Russia and Ukraine resulting in Russian military forces entering the Autonomous Republic of Crimea. On 6 March 2014, the Verkhovna Rada of the Autonomous Republic of Crimea (the representative body of the autonomous republic) voted for joining the Russian Federation and holding an all-Crimean referendum to approve this decision. Based on the reported results of the referendum that took place on 16 March 2014, the President of the Russian Federation, Mr Vladimir Putin, and representatives of the Autonomous Republic of Crimea executed an agreement on the annexation of the Republic of Crimea to the Russian Federation. On 21 March 2014, Mr Putin signed legislation to annex Crimea to the Russian Federation. The Ukrainian government has repeatedly stated that Ukraine does not recognise the Crimean referendum and subsequent Russian annexation of Crimea, as such action violates both Ukrainian and international law. On 15 April 2014, the Parliament adopted a law governing certain aspects of the legal status of Crimea as an occupied territory (the “Occupied Territory Law”). In particular, the Occupied Territory Law has reinstated the position that Ukraine treats Crimea as an integral part of its territory. The law further established a restricted regime for visiting the territory of Crimea and provided for recognition by Ukrainian authorities of transactions with real estate located in Crimea only in cases where they are executed in accordance with the requirements of the Ukrainian laws. The Occupied Territory Law entered into effect on 27 April 2014.

In April 2014, local militias occupied several government buildings in Eastern Ukraine, and the Ukrainian authorities responded by launching military operations in the region, resulting in ongoing clashes between the Ukrainian armed forces and local militias supported by the Russian Federation. This resulted in significant loss of human life among the hostile factions and the civil population and material damage to social and physical infrastructure. On 5 September 2014, representatives of Ukraine, Russia and the Organisation for Security and Co-operation in Europe (the “OSCE”) signed a ceasefire agreement, pursuant to which on 16 September 2014 the Parliament adopted a law providing, among other things, for a special local governance regime for three years in certain parts of the Donetsk and Luhansk regions, as well as a limited amnesty for individuals involved in conflict in these regions. Notwithstanding these arrangements, the truce remains fragile.

On 5 September 2014, delegates from Ukraine, the Russian Federation and the Organisation for Security and Co-operation in Europe signed a protocol on the results of consultations of the trilateral contact group (the “Minsk Protocol”). The Minsk Protocol consists of 12 provisions, requiring the parties, inter alia:

•	to ensure an immediate bilateral ceasefire;

•	to procure that the OSCE representatives are admitted to the respective territories in order to monitor and verify the ceasefire regime;

•	to ensure that early local elections are held in compliance with the Ukrainian law and temporary regulations for local government in certain areas of the Donetsk and Luhansk regions; and

•	to procure withdrawal of all illegal armed groups and their military equipment from Ukraine.

On 26 October 2014, extraordinary parliamentary elections took place in Ukraine. However, it did not prove possible to hold elections in 27 occupied constituencies in Crimea and in the Donbass area. Under the Ukrainian election law, 225 deputies are elected on party lists and 225 in single-member constituencies. According to the preliminary results, six political parties passed the required 5 per cent. threshold. Pro-European political parties led by President Mr Petro Poroshenko and Prime Minister Mr Arseniy Yatsenyuk won the largest number of seats in the Parliament.

On 2 November 2014, the parts of the Donetsk and Luhansk regions controlled by the Russia-backed separatists held elections of their governing bodies. These elections were in breach of, inter alia, Ukraine’s constitution and the terms of the Minsk Protocol. The Ukrainian government does not, therefore, consider these elections legitimate.

Economic developments

The recent significant civil disturbances and political instability in Ukraine, described in “Political developments” above, have negatively impacted Ukraine’s economy. The following chart sets out key macroeconomic data in Ukraine during the periods indicated.

	Year Ended 31 December			Six Months
				Ended
	2011	2012	2013	30 June 2014
	(per cent.)
GDP growth(1)	5.2	0.2	0	(4.6)
Consumer price index	8.0	0.6	(0.3)	5.8
Producer price index	19.0	3.7	(0.1)	7.0
Unemployment rate(2)	7.9	7.5	7.2	8.6

Source: State Statistics Service of Ukraine

Notes:

(1)	GDP growth numbers are presented as a comparison with the preceding period (i.e. growth in full year 2011 vs. 2010, full year 2012 vs. 2011, full year 2013 vs. 2012 and half year 2014 vs. half year 2013).
(2)	Calculated under the International Labour Organisation’s methodology.

Escalating geopolitical tensions have had an adverse effect on the Ukrainian financial markets, and there have been reports of increased capital outflows from Ukraine. The ongoing crisis has resulted in a decreased demand from the international investment community for investment in Ukraine. This, in turn, has adversely impacted the ability of Ukrainian companies and banks to obtain funding on international capital and loan markets.

Despite the new loan package provided to Ukraine by a group of international lenders, national foreign currency reserves decreased from U.S.$20.4 billion as at 1 January 2014 to U.S.$12.6 billion as at 1 November 2014. Moreover, limited support for the Hryvnia by the NBU led to the devaluation of the national currency, from UAH7.99 per U.S.$1.00 at the start of 2014 to UAH13.89 per U.S.$1.00 as at 31 August 2014 and UAH15.34 per U.S.$1.00 as at 17 November 2014.

The Ukrainian Banking Sector

As at 1 October 2014, the total assets of Ukrainian banks were UAH1,310.9 billion (U.S.$101.2 billion); the total amount of loans granted by banks was UAH982.1 billion (U.S.$75.8 billion); the banks’ capital was UAH166.3 billion (U.S.$12.8 billion); corporate deposits were UAH258.2 billion (U.S.$19.9 billion); individuals deposits were UAH402.4 billion (U.S.$31.1 billion). The above figures are based on an exchange rate of U.S.$1.00 to UAH12.955. As at 1 October 2014, the aggregate liabilities of Ukrainian banks were UAH1,144.6 billion, compared to UAH1,085.5 billion as at 1 January 2014.

The NBU reported that total national currency household term deposits declined by 20.7 per cent., U.S.$-denominated term deposits declined by 37.2 per cent. and Euro-denominated term deposits declined by 36.1 per cent., in each case between 1 January 2014 and 1 October 2014. The average tenor of these deposits declined from 9.2 months as at 1 January 2014 to 7.3 months as at 1 October 2014.

To address the current crisis in Ukraine, the NBU has taken measures to preserve stability of the banking system and to provide sufficient liquidity support to Ukrainian banks. These measures included refinancing transactions purchasing notes issued by the Ukrainian government from banks, and the softening of mandatory reserve requirements for banks. To support liquidity, the NBU applies standard monetary mechanisms, including:

•	providing regular overnight facilities: banks holding government bonds may obtain overnight facilities on a daily basis not exceeding 70 per cent. of the amount of mandatory reserves kept in a correspondent account with the NBU for the preceding month; and

•	holding weekly refinancing tenders for a period of between 14 and 90 days.

A number of Ukrainian banks, including JSC “Finance and Credit Bank”, PJSC “Vseukrainskyi Aksionernyi Bank” and JSC Commercial Bank Nadra have restructured their Eurobond obligations in the last 12 months.

In addition, from 1 January 2014 to date, 26 banks were classified as insolvent by the NBU and put into temporary administration by the Deposits Guarantee Fund, including large banks such as PJSC “BANK “FORUM”, JSC “Brokbusinessbank” and JSC “Eurohasbank”. Some of these banks, including PJSC “BANK “FORUM” and JSC “Brokbusinessbank” have already lost their banking licences or been liquidated. As at 22 October 2014, 21 banks were in the process of liquidation.

Legislative developments

Restriction on Early Performance of Obligations

On 28 March 2014, the NBU introduced a number of interim measures designed to stabilise the foreign exchange market and prevent foreign currency outflow from the country. In particular, the NBU prohibited early repayment of principal and prepayment of interest and other amounts by Ukrainian borrowers on foreign currency loans from non-resident lenders. Originally, the restriction was to remain in effect until 1 May 2014. However, the NBU extended the period of effectiveness of the restriction initially until 1 June 2014, then until 1 September 2014 and then again until 2 December 2014. Therefore, no assurance can be given that the NBU will not extend the term of the restriction even further beyond the currently established termination date.

Moratorium on Enforcement of Security under Foreign Currency Loans

On 3 June 2014, Parliament adopted the Law of Ukraine “On Moratorium on Enforcement over Property of Citizens of Ukraine Provided as Security under the Foreign Currency Loans”, which introduced as from 7 June 2014 a moratorium on the enforcement of security under foreign currency retail loans of Ukrainian citizens. In addition, banks are prohibited from assigning, selling or otherwise transferring any indebtedness under such loans to third parties. If a lender has already enforced security under a foreign currency retail loan and the amount is not sufficient to cover all outstanding indebtedness, the lender may not enforce any outstanding indebtedness against other properties of the borrower. The law will be in force until the Parliament adopts a new law on conversion of foreign currency retail loans into Hryvnia.

Stress Testing

Stress testing of the 15 largest Ukrainian banks, carried out in accordance with the terms of reference agreed upon with the International Monetary Fund and the World Bank, was completed at the end of August. The tests have revealed that nine out of the fifteen tested banks need to increase their capital in the aggregate amount of UAH56 billion. This does not mean that those nine banks are problematic or insolvent or that they urgently need the entire amount. Based on the results of FUIB’s stress testing, the NBU confirmed that FUIB does not require an increase in capital.

Limits on Foreign Exchange Transfers and Deposit Withdrawals

On 22 September 2014, the NBU adopted Resolution No. 591 “On Introduction of Changes to Certain Regulatory Acts of the National Bank of Ukraine” which became effective on 23 September 2014. The resolution prohibited the following foreign currency operations:

•	any payments to repatriate funds obtained by foreign investors from the sale of securities of Ukrainian issuers that were not executed on stock exchanges (except for bonds issued by the state of Ukraine);

•	any payments to repatriate funds which foreign investors obtained from the sale of equity interests in Ukrainian companies other than shares (e.g., participatory interest in limited liability companies);

•	any payments of dividends to foreign investors (except for securities which are listed on a stock exchange); and

•	any payments based on individual licences of the NBU (except for individual licences issued to legal entities for placement of funds on their accounts abroad).

These prohibitions are due to expire on 2 December 2014.

The purchase of cash foreign currency by an individual is now limited to an equivalent of UAH3,000 per day per bank. Purchase of foreign currency by individuals to repay foreign currency loans is now specifically exempt from this limitation. This measure is also due to expire on 2 December 2014. Subject to certain exceptions, Ukrainian banks must limit the withdrawal of foreign currency cash from current and deposit accounts by their clients to an amount up to the equivalent of UAH15,000 per day (approximately U.S.$1,158).

Prohibition on the Accrual of Penalties on Loans in the Territory of Anti-Terrorist Operation

On 15 October 2014, the law of Ukraine “On Temporary Measures that are Effective for the Period of Anti-Terrorist Operation” became effective. This law prohibits financial institutions from accruing fines and/or penalties on the principal amount of loans while the anti-terrorist operation is ongoing. The prohibition applies to loans issued to Ukrainian citizens residing in or moving out of the area of the anti-terrorist operation, and to companies operating within the anti-terrorist operations area, as well as to companies that had such operations in the past. This law also introduces a moratorium on the enforcement over properties located within the area of the anti-terrorist operation and owned by Ukrainian citizens as well as small and medium enterprises. This law has significantly impacted on the ability of commercial banks to recover loans attributable to the area of the anti-terrorist operation.

Limitations for Conducting Banking Operations in Certain Areas

In connection with the annexation of Crimea by the Russian Federation, the NBU adopted a resolution on 6 May 2014 ordering Ukrainian banks to close their branches in Crimea. In addition, pursuant to the resolution, Ukrainian banks were required to cease and not establish correspondent relations with Ukrainian and/or foreign banks, other credit and financial institutions, which are located, or have operations in, Crimea. Pursuant to this resolution, FUIB closed all its Crimean branches on 30 May 2014.

Further, in response to the on-going anti-terrorist operation, the NBU adopted a resolution 6 August 2014 ordering Ukrainian banks to suspend all financial activities in the areas not controlled by the Ukrainian government, such as certain parts of the Donetsk and Luhansk regions. Pursuant to this resolution, FUIB closed 42 branches on 11 August 2014 (including 12 branches operated by BRC) located in those areas.

FUIB’s activities

On 12 December 2013, FUIB acquired 100 per cent. of the share capital of BRC, which became FUIB’s subsidiary bank.

In order to increase operational efficiency and extend FUIB’s branch network FUIB has decided to consolidate FUIB and BRC by way of accession of BRC to FUIB. This reorganisation, expected to be completed in 2015, will allow FUIB to increase its regulatory capital by UAH295 million pursuant to the NBU regulation.

BRC’s business constitutes a small part of FUIB’s balance sheet. As at 30 June 2014, BRC’s assets were approximately UAH1.5 billion, which accounted for approximately 4 per cent. of FUIB’s stand-alone assets; BRC’s loan portfolio was UAH0.7 billion, which accounted for approximately 3 per cent. of FUIB’s stand-alone loan portfolio; BRC’s customer accounts were UAH0.8 billion, which accounted for 3 per cent. of FUIB’s stand-alone customer accounts.

FUIB has decided to change its legal address from 2a Universytetska Str., Donetsk, 83001, Ukraine to 4 Andriyivska Str., Kyiv, 04070, Ukraine. The address change has not yet taken place.

Recent Risks Relating to Ukraine and FUIB

Adverse political and economic conditions in Ukraine

In recent years, the Ukrainian economy has been extremely unstable. In addition, the recent significant civil disturbances and political instability in Ukraine, as well as the on-going military action in certain parts of the Donetsk and Luhansk regions, where some of FUIB’s assets are located, have negatively affected Ukraine’s economy. See “Recent Developments – Political and economic developments”.

Against the backdrop of deteriorating political and economic conditions, FUIB has to deal with a number of challenges affecting its liquidity and profitability. These include:

•	inability to secure new mid- to long-term financing on commercially acceptable terms, or at all;

•	potential inability of the Ukrainian government to timely repay its debt obligations, as well as an increase in the government’s external debt, which may potentially result in a default under the existing sovereign debt obligations;

•	downgrade of Ukraine’s sovereign credit rating, as well as of FUIB’s corporate credit rating;

•	devaluation of the Hryvnia, Ukraine’s national currency, making it more difficult for customers to timely repay their foreign currency denominated obligations, as well as overall deterioration of the loan portfolio;

•	decrease in the efficiency of problem loan collection, which was due to the closure of FUIB’s branches in Crimea and certain areas affected by the ongoing military operation in certain parts of the Donetsk and Luhansk regions (the “anti-terrorist operation”);

•	net outflow of approximately UAH3.3 billion of retail deposits, mostly denominated in foreign currencies, in the first nine months of 2014;

•	decrease of deposits having maturity of up to one year and shifting of the typical maturity of customer deposits to a range of one to three months;

•	the decrease of FUIB’s limits on the interbank market;

•	heightened risk of insolvency, leading to a temporary administration appointed by the Deposits Guarantee Fund; and

•	the additional costs of maintaining the service of salary projects in the area of the anti-terrorist operation.

The outcome, scale and consequences of the political and economic crisis are difficult to predict and they may have far-reaching negative implications on the Ukrainian economy and FUIB’s business, especially if the anti-terrorist operation escalates and/or spreads to new territories.

Credit Risk

There is substantial uncertainty about FUIB’s ability to enforce and collect the loans attributable to the Donetsk and Luhansk regions in the future. In addition, FUIB is not permitted by law to accrue fines and/or penalties on the principal amount of the loan agreements during the period of anti-terrorist operation beginning from 14 April 2014 in respect of certain borrowers. See “Recent Developments – Legislative Developments – Prohibition on the Accrual of Penalties on Loans in the Territory of Anti-Terrorist Operation”. This prohibition has a significant impact on FUIB’s ability to collect the loans in the areas affected by the anti-terrorist operation. The current situation in the Donetsk and Luhansk areas has already caused considerable disruption to FUIB’s operations in those regions. Should the situation continue to deteriorate, FUIB may experience further disruption to its operations in the regions or may have to close its operations in all or some of those regions. Such events could have a material adverse effect on the operations and financial condition of FUIB.

In addition, collateral securing FUIB’s indebtedness to the NBU includes real estate and loan portfolio, part of which is attributable to the Donetsk and Luhansk regions. The NBU may request that FUIB substitute this collateral to comply with the regulatory requirements. If FUIB fails to provide replacement collateral to the NBU’s satisfaction, the NBU may declare the outstanding indebtedness immediately due and payable. This could have a material adverse effect on FUIB’s business, results of operation and financial condition.

Relationships with Western Governments and Institutions

Historically, the Ukrainian economy has been dependent on external funding. As the Ukrainian economy has rapidly deteriorated, funding provided by the United States, the European Union and international institutions such as International Monetary Fund (“IMF”) has become increasingly important. Failure to secure further financing, any major changes in Ukraine’s relations with the Western governments and international institutions, as well as inability to repay the existing funding may have negative effects on the national economy.

Concentration of Funding and Liquidity Risk

As a result of the current political and economic crisis in Ukraine, from March 2014 the Ukrainian banking system, including FUIB, has been experiencing significant retail and corporate deposit outflow. See “Background to Solicitation – Background – Liquidity situation”. A continued outflow of deposits is likely to aggravate an adverse effect on FUIB’s business, results of operations and financial condition.

A significant share of FUIB’s deposits is attributable to its related parties. As at 1 October 2014, deposits from related parties constituted approximately 31 per cent. of FUIB’s total customer deposits. A withdrawal of all, or a substantial part of, these deposits is likely to materially and adversely affect FUIB’s liquidity position.

In addition to deposit outflow the following factors may collectively or individually materially and adversely affect FUIB’s liquidity position:

•	a substantial portion of FUIB’s deposit portfolio is attributable to the areas affected by the anti-terrorist operation. Collectively, deposits from customers in the Donetsk and Luhansk regions accounted for approximately 57 per cent. of FUIB’s total customer deposits as at 1 October 2014. FUIB is running the risk of customers in the affected areas withdrawing these deposits, and there can be no assurance that FUIB will be able to find a suitable replacement for these deposits;

•	reliance on short-term NBU financing. Approximately UAH693 million, or 49 per cent. of the outstanding short-term loans extended by the NBU to FUIB is due for repayment by 31 March 2015. There is no assurance that these loans will be extended on commercially acceptable terms, or at all;

•	Increase in the NBU’s mandatory reserves or limitations or closures on interbank markets may impair FUIB’s ability to regulate own liquidity position; and

•	FUIB’s liquidity position may be adversely affected by a mismatch between maturities of its assets and liabilities, as well as the continuing outflow of customer deposits.

Any of the above could have a material adverse effect on FUIB’s business, results of operations and financial condition.

Temporary currency control restrictions introduced by the NBU limit FUIB’s ability to make prepayment of principal, interest and other amounts under the Loan Agreement, and any future restrictions may further affect FUIB’s ability to make payments under the Loan Agreement

The NBU is empowered to define policies for, and regulate, currency operations in, Ukraine, as well as to establish restrictions on currency operations, cross-border payments and repatriation of profits denominated in foreign currency.

During 2014, the NBU has introduced a number of interim measures aimed at stabilising the foreign exchange market and preventing foreign currency outflow from the country. In particular, on 28 March 2014, the NBU prohibited early repayment of principal and prepayment of interest and other amounts (including upon acceleration in case of default) by Ukrainian borrowers on foreign currency loans from non-resident lenders. Originally, the restriction was to remain in effect until 1 May 2014. However, the NBU has extended the period of effectiveness of the restriction until 2 December 2014. No assurance can be given that the NBU will not extend the term of the restriction beyond the currently established termination date. As long as the NBU prepayment restriction remains effective, FUIB will be prevented from making early repayment of principal, interest and other amounts under the Loan Agreement though this will not prevent the payment by FUIB of the Partial Redemption Amount envisaged by the Proposal. In addition, no assurance can be given that the NBU will not introduce further currency control restrictions that may affect FUIB’s ability to make payments under the Loan Agreement.

THE SOLICITATION

General

FUIB is soliciting the approval of the Noteholders, by way of Extraordinary Resolution, of the Amendments. In consideration for, and subject to, the passing of the Extraordinary Resolution by the Noteholders, FUIB is offering to the Noteholders (subject to the terms and conditions set out in this Memorandum) the option to receive the Partial Redemption Amount and the Accrued Interest. By payment of the Partial Redemption Amount on the Settlement Date, such principal amount of Notes of the relevant Noteholder as is equal to the Partial Redemption Amount will be redeemed by the New Issuer.

It shall be a condition precedent of the Amendments taking effect that the amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement shall have been registered with the NBU.

In each case where amounts are stated to be payable in respect of the Notes, the obligation of the Issuer or the New Issuer, as the case may be, to make any such payment shall constitute an obligation only to account to the Noteholders, on each date upon which such amounts of principal, interest and additional amounts (if any) are due in respect of the Notes, for all amounts, if any, actually received by or for the account of the Issuer or the New Issuer, as the case may be, pursuant to the Loan Agreement less amounts in respect of the Reserved Rights as defined in the Loan Agreement. The Issuer or the New Issuer, as the case may be, will have no other financial obligation under the Notes.

The delivery of an Electronic Voting Instruction by a Noteholder will constitute a binding agreement between such Noteholder and the Issuer in accordance with the terms and subject to the conditions set out in this Memorandum and in the Electronic Voting Instruction. Such agreement will become binding upon receipt by the relevant Clearing System of a valid Electronic Voting Instruction.

Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System. Electronic Voting Instructions should not be sent to the Principal Paying Agent, the Registrar, the Tabulation Agent, the Trustee, the Solicitation Agent, the Issuer or FUIB.

Settlement

Subject to the Extraordinary Resolution having been passed at the Meeting (or adjourned meeting, as the case may be) and having become effective in accordance with its terms and the occurrence of the Effective Date, the Partial Redemption Amount and Accrued Interest will be transferred to Qualifying Noteholders on the Settlement Date, which (if the Meeting is not adjourned) will be 31 December 2014.

The Solicitation Agent

FUIB has retained ING Bank N.V., London Branch to act as solicitation agent in connection with the Solicitation (the “Solicitation Agent”). The Solicitation Agent will solicit votes in favour of the Extraordinary Resolution from Noteholders on behalf of FUIB.

Disclaimer of the Issuer, the Trustee, the Principal Paying Agent, the Tabulation Agent and the Solicitation Agent

In accordance with normal practice, none of the Issuer, the Trustee, the Registrar, the Principal Paying Agent, the Tabulation Agent or the Solicitation Agent expresses any opinion as to the merits of the Amendments or the Proposal. None of the Issuer, the Trustee, the Registrar, the Principal Paying Agent, the Tabulation Agent or the Solicitation Agent has been involved in formulating the Amendments or the Proposal or makes any representation that all relevant information has been disclosed to Noteholders in or pursuant to this Memorandum and/or the Notice of the Meeting. Accordingly, any Noteholder who is in doubt as to the impact of the implementation of the Amendments or the Proposal should seek their own legal and financial advice.

Amendment and Termination of the Solicitation and the Proposal

FUIB reserves the right, at its sole discretion, at any time prior to the Expiration Date or the Adjourned Expiration Date, as the case may be, to terminate, extend, modify or waive any of the terms of the Proposal or the Solicitation, including as to (i) amend the terms of the Proposal or the Solicitation; (ii) modify the form or amount of the Partial Redemption Amount (or the conditions relating to the payment thereof); (iii) terminate, amend or vary the procedures related to the Proposal or the Solicitation (including any changes as to the relevant time limits and/or deadlines relating to the Electronic Voting Instructions), as set out in this Memorandum; or (iv) amend or modify any of the documents which have been made available for inspection by Noteholders as described in the Notice of Meeting including the Fourth Supplemental Trust Deed, the Fourth Supplemental Loan Agreement, the Second Supplemental Agency Agreement and the Deed of Release, subject in each such case to applicable law and the Trust Deed and provided that no amendment or modification shall be made to the Proposal or the Solicitation without the prior consent of the Issuer, which would result in the substitution of the New Issuer in place of the Issuer no longer forming part of the Proposal. If FUIB considers that any modification or amendment (excluding any material modification or amendment of the Extraordinary Resolution which may not be made during the Meeting notice period) is materially less favourable to Noteholders compared with the initial terms of the Proposal and Solicitation, (i) FUIB will give notice to Noteholders via a public announcement and specify a time period of not less than five London business days from the date of such announcement during which Noteholders will have the right to revoke their Electronic Voting Instructions, including the Electronic Voting Instructions submitted prior to the Expiration Date and (ii) the Expiration Date may be extended accordingly at the discretion of FUIB.

Any such amendment, extension, modification or waiver will be followed as promptly as practicable by a public announcement thereof by or on behalf of FUIB. In the event that the Proposal or the Solicitation is terminated, the Meeting will still be held; however, FUIB will not be obliged to pay the Partial Redemption Amount, whether or not the Extraordinary Resolution is passed.

VOTING AND QUORUM

Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System and must vote in accordance with the other procedures of the relevant Clearing System. Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Registrar via the Tabulation Agent no later than the Expiration Time on the Expiration Date.

A beneficial owner of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder or other intermediary must provide appropriate instructions to such intermediary in order to cause Electronic Voting Instructions to be delivered to the relevant Clearing System with respect to such Notes. Beneficial owners of Notes are urged to contact any such intermediary promptly to ensure timely delivery of such Electronic Voting Instructions.

If Electronic Voting Instructions are not received from or on behalf of a Noteholder by a Clearing System (and such Noteholder does not otherwise make arrangements to vote at the Meeting or to attend in person by appointing a proxy also in advance of the Expiration Time on the Expiration Date), such Noteholder will be deemed to have declined to vote in respect of the Extraordinary Resolution.

Meeting Provisions

The provisions governing the convening and holding of the Meeting (the “Meeting Provisions”) are set out in Schedule 4 to the Trust Deed, copies of which are available for inspection as described herein. See “Documents Incorporated by Reference” above.

IMPORTANT: The Notes are currently in the form of a Global Note Certificate. The Global Note Certificate is held by a common depositary for Euroclear and Clearstream, Luxembourg. Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through Euroclear, Clearstream, Luxembourg or their respective account holders (“Accountholders”), should note that such person will not be a Noteholder for the purposes of this Notice and will only be entitled to attend and vote at the meeting or appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of this Notice will be the registered holder of the Global Note Certificate which is The Bank of New York Depository (Nominees) Limited as nominee for the Clearing Systems (the “Registered Holder”).

The Registered Holder may by instrument in writing in the English language (a “form of proxy”) in the form available from the specified office of the Registrar specified below signed by the Registered Holder or, in the case of a corporation, executed under its seal or signed on its behalf by a duly authorised officer and delivered to the specified office of the Registrar not less than 48 hours before the time fixed for the Meeting, appoint a named individual or individuals (a “proxy”) to vote in respect of the Notes held by such Registered Holder at the Meeting (or any adjourned such Meeting).

Any proxy so appointed shall, so long as such appointment remains in force, be deemed for all purposes in connection with the meeting to be the holder of the Notes to which such appointment relates and the Registered Holder of the Notes shall be deemed for such purposes not to be the holder.

Submission of Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System represents a direction from the Beneficial Owner through his Accountholder for the Registered Holder to require the Registrar to issue a Block Voting Instruction (as defined in the Trust Deed) appointing the Registrar or any one of its employees (as the Registrar shall determine) as proxy to cast the votes relating to the Notes in which he has an interest at the Meeting (or any adjourned such Meeting).

Alternatively, Beneficial Owners and Accountholders who wish a different person to be appointed as their proxy to attend and vote at the Meeting (or any adjourned such meeting) should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy (by the Registered Holder) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting (or any adjourned such Meeting).

In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Registrar. Such arrangements may be revoked by no later than 48 hours before the time fixed for the Meeting.

An Accountholder whose Notes have been blocked will thus be able to procure that an Electronic Voting Instruction is given in accordance with the procedures of the relevant Clearing System to the Registrar via the Tabulation Agent.

Blocking of Accounts

Subject to the paragraph below, at the time an Accountholder delivers an Electronic Voting Instruction to the Registrar via the Tabulation Agent in accordance with the procedures of the Clearing Systems, such Accountholder must also request the relevant Clearing System to block the Notes in his account and to hold the same to the order or under the control of the Registrar.

Subject to below, any Note(s) so held and blocked for either of these purposes will be released to the Accountholder by the relevant Clearing System on the earliest of (i) as soon as reasonably practicable after the Effective Date and (ii) upon such Note(s) ceasing in accordance with the procedure of the relevant Clearing System and with the agreement of the Registrar to be held to its order or under its control in the relevant Clearing System; provided, however, in the case of (ii) above, that, if the Registrar has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until the Registrar has notified the Issuer and FUIB of the necessary revocation of or amendment to such proxy.

IN ADDITION, THOSE NOTES OF A QUALIFYING NOTEHOLDER WHICH ARE TO BE REDEEMED ON THE SETTLEMENT DATE WILL CONTINUE TO BE BLOCKED UNTIL THE SETTLEMENT DATE. ALL OTHER NOTES OF SUCH QUALIFYING NOTEHOLDER WILL BE RELEASED PURSUANT TO THE PARAGRAPH ABOVE.

Attending the Meeting and Voting in Person

Those Noteholders who hold the Notes through the Clearing Systems and who have not submitted or delivered or arranged for the submission or delivery of an Electronic Voting Instruction as provided above but who wish to attend and vote at the Meeting (or any adjourned Meeting) may do so in accordance with the voting and quorum procedures set out below.

No Other Means of Delivering Votes

Electronic Voting Instructions should not be delivered to FUIB, the Issuer, the Trustee or the Solicitation Agent. Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System.

Form and Content of Electronic Voting Instructions

Electronic Voting Instructions must comply with and be transmitted in accordance with the usual procedure of the relevant Clearing System, so as to be received by a Clearing System no later than the Expiration Time on the Expiration Date.

Electronic Voting Instructions should clearly specify whether the Noteholder wishes to:

(i)	vote in favour of the Extraordinary Resolution and elect to receive the Partial Redemption Amount together with the Accrued Interest; or

(ii)	vote in favour of the Extraordinary Resolution and elect not to receive the Partial Redemption Amount together with any Accrued Interest; or

(iii)	vote against the Extraordinary Resolution; or

(iv)	abstain from voting action.

Acceptance of Electronic Voting Instructions

Upon the terms and subject to the conditions contained in the Meetings’ Provisions and applicable law, the Issuer will accept all Electronic Voting Instructions validly given and all votes cast at the Meeting representing such Electronic Voting Instructions.

Representations, Warranties and Undertaking

By delivering Electronic Voting Instructions in accordance with the procedures as described above, a Noteholder submitting such Electronic Voting Instruction shall, in each case, be deemed to agree, and acknowledge, represent, warrant and undertake, to FUIB, the Issuer, the Trustee, the Solicitation Agent and the Tabulation Agent the following at the Expiration Date, the Effective Date and at the time of settlement on the Settlement Date (if applicable) that:

(a)	it has received, reviewed and accepts the terms of this Solicitation;

(b)	it has received the Memorandum, and has reviewed and accepts the terms, conditions and other considerations and implications of the Solicitation, and has undertaken an appropriate analysis of the implications of the Solicitation without reliance on FUIB, the Issuer, the Trustee, the Solicitation Agent or the Tabulation Agent;

(c)	it is assuming all the risks inherent in participating in the Solicitation and has undertaken all the appropriate analyses of the implications of the Solicitation without reliance on FUIB, the Issuer, the Trustee, the Solicitation Agent or the Tabulation Agent;

(d)	it agrees and consents to the relevant Notes being blocked in the relevant Clearing System;

(e)

in the case of Electronic Voting Instructions it acknowledges that the submission of valid Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System in favour of or against the Proposal in accordance with the standard procedures of the relevant

Clearing System constitutes its written consent to, or written objection against, as the case may be, the Proposal and instruction to the Registered Holder to require the Registrar to issue a Block Voting Instruction (as defined in the Trust Deed) appointing the Registrar or any one of its employees (as the Registrar shall determine) as proxy to cast the votes corresponding to the Notes which are the subject of the Electronic Voting Instructions in favour of, or against, as the case may be, the Proposal upon the Extraordinary Resolution at the Meeting;

(f)	it shall indemnify FUIB, the Issuer, the Trustee, the Registered Holder, the Solicitation Agent, the Registrar and the Tabulation Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the agreements, representations, warranties and/or undertakings given pursuant to, the Solicitation by any such Noteholder;

(g)	by blocking the relevant Notes in the relevant Clearing System, it will be deemed to consent to the relevant Clearing System providing details concerning its identity and holdings to the Tabulation Agent (and for the Tabulation Agent to provide such details to FUIB, the Issuer, the Trustee, the Registered Holder and the Solicitation Agent and their respective legal advisers);

(h)	it agrees to ratify and confirm each and every act or thing that may be done or effected by FUIB, the Issuer, the Trustee and any of their respective directors or any person nominated by FUIB, the Trustee or the Issuer in the proper exercise of his or her powers and/or authority hereunder;

(i)	it agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by FUIB, the Trustee or the Issuer to be desirable, in each case to perfect any of the authorities expressed to be given hereunder;

(j)	all authority conferred or agreed to be conferred pursuant to its representations, warranties and undertakings and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity;

(k)	it will, upon request, execute and deliver any additional documents and/or do such other things deemed by FUIB and/or the Issuer to be necessary or desirable to effect delivery of the Electronic Voting Instructions related to such Notes or to evidence such power and authority;

(l)	it holds and will hold, until the date of (but after) the Meeting or the Settlement Date, as the case may be, (or the prior termination or withdrawal of the Solicitation, if earlier), the Notes blocked in the relevant Clearing System and, in accordance with the requirements of the relevant Clearing System and by the deadline required by the relevant Clearing System, it has submitted, or has caused to be submitted, an Electronic Voting Instruction to the relevant Clearing System, as the case may be, to authorise the blocking of the submitted Notes with effect on and from the date thereof so that no transfers of such Notes may be effected until the date of (but after) the Meeting or the Settlement Date, as the case may be, (or the prior termination or withdrawal of the Solicitation, if earlier);

(m)	it has observed the laws of all relevant jurisdictions, obtained all requisite governmental, exchange control or other required consents, complied with all requisite formalities and paid any issue, transfer or other taxes or requisite payments due from it, in each respect, in connection with the Solicitation, in any jurisdiction and that it has not taken or omitted to take any action in breach of these representations or which will or may result in FUIB or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Solicitation or any votes in respect of the Proposal;

(n)	no information has been provided to it by FUIB, the Issuer, the Trustee, the Solicitation Agent or the Tabulation Agent or any of their respective affiliates, directors or employees with regard to the tax consequences to Noteholders or beneficial owners of the Notes arising from the receipt of the Partial Redemption Amount (as the case may be) and hereby acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Solicitation and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against FUIB, the Issuer, the Trustee, the Solicitation Agent or the Tabulation Agent or any of their affiliates, directors or employees or any other person in respect of such taxes and payments;

(o)	it is not a person from whom it is unlawful to seek approval of the Amendments;

(p)	(i) it is not a person or entity, nor is it owned or controlled by a person or entity, that is the subject of any economic or financial sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. State Department, any other agency of the U.S. Government, the United Nations, the European Union or any member thereof, or any other national economic sanctions authority (collectively, the “Sanctions”); (ii) it is not, or is not part of, a government of any country or other territory subject to a general export, import, financial or investment embargo under any Sanctions (a “Sanctioned Territory”); (iii) it is not located within or operating from, a Sanctioned Territory; (iv) it has not been engaged in any transaction, activity or conduct, and is otherwise not in, violation of any Sanctions; and (v) the transfer to it of the Partial Redemption Amount if applicable is not and will not on the Settlement Date be prohibited by Sanctions; and

(q)	the terms and conditions of the Solicitation shall be deemed to be incorporated in, and form a part of, the Electronic Voting Instruction which shall be read and construed accordingly and that the information given by or on behalf of such Noteholder in the Electronic Voting Instruction is true and will be true in all respects at the time of the Meeting (and any adjourned Meeting).

If the relevant Noteholder is unable to give any of the representations and warranties described in (a) to (q) above, such Noteholder should contact the Solicitation Agent.

FUIB’s and the Issuer’s Interpretation Final

FUIB’s and the Issuer’s interpretation of the terms and conditions of the Proposal and the Solicitation shall be final and binding. No alternative, conditional or contingent giving of Electronic Voting Instructions will be accepted. Unless waived by FUIB and the Issuer, any defects or irregularities in connection with the giving of Electronic Voting Instructions must be cured within such time as is permitted in accordance with the procedures of the relevant Clearing System. None of the Issuer, FUIB, the Trustee, the Registrar, the Tabulation Agent, the Solicitation Agent or any other person will be under any duty to give notification of any defects or irregularities in such Electronic Voting Instructions nor will such entities incur any liability for failure to give such notification. Such Electronic Voting Instructions will not be deemed to have been delivered until such defects or irregularities have been cured or waived.

All questions as to the validity, form and eligibility (including timing of receipt) in relation to Electronic Voting Instructions will be determined by FUIB and the Issuer in their sole discretion, which determination shall be conclusive and binding. FUIB and the Issuer reserve the right to reject any or all Electronic Voting Instructions that are not in proper form or the acceptance of which could, in the opinion of FUIB, the Issuer or their respective counsel, be unlawful. FUIB and the Issuer also reserve the right to waive any and all defects or irregularities in connection with deliveries of particular Electronic Voting Instructions, including, without limitation, with respect to the timing of delivery of such Electronic Voting Instructions, whether or not similar defects or irregularities are waived in respect of other Electronic Voting Instructions.

For the avoidance of doubt, FUIB may appoint an agent to act on its behalf in connection with the exercise of its rights described above, but is not under an obligation to do so. Any such appointment will be at FUIB’s sole discretion and, if made, can be terminated and/or modified at any time.

Required Quorum

The quorum required at the Meeting shall be two or more persons present in person holding, or being proxies and representing or holding, not less than two-thirds of the aggregate principal amount of the outstanding Notes, provided however that, so long as at least the Relevant Fraction (as defined in Schedule 4 (Provisions for Meetings of Noteholders) in the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a Global Note Certificate or a single Individual Note Certificate, a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.

If within 15 minutes after the time fixed for the Meeting a quorum is not present, the Meeting shall be adjourned for such period, being not less than 14 days nor more than 42 days, and to such time and place as may be appointed by the chairman (with the approval of the Trustee) either at or subsequent to the Meeting. Notice of any adjourned Meeting shall be given in the same manner as, and shall contain the same information required for, notice of the original Meeting, save that 10 days notice (exclusive of the day on which notice is given and of the day on which the Meeting is to be resumed) shall be sufficient and shall contain the quorum requirements which will apply when the Meeting resumes.

At any adjourned Meeting, the quorum shall be two or more persons present in person holding Notes or being proxies and representing or holding not less than one-third of the aggregate principal amount of the outstanding Notes, provided however that, so long as at least the Relevant Fraction (as defined in Schedule 4 (Provisions for Meetings of Noteholders) in the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a Global Note Certificate or a single Individual Note Certificate, a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.

Required Majority

To be passed in relation to the Notes, the Extraordinary Resolution must be passed at a Meeting duly convened and held in accordance with the provisions of Schedule 4 to the Trust Deed by a majority of not less than three-quarters of the votes cast.

Voting at the Meeting

Except where the proviso to paragraph 8 (Quorum) of the provisions of Schedule 4 to the Trust Deed applies, every question submitted to the Meeting shall be decided in the first instance by a show of hands.

Unless a poll is validly demanded before or at the time that the result is declared, the chairman’s declaration that on a show of hands the Extraordinary Resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority shall be conclusive, without proof of the number of votes cast for, or against, the Extraordinary Resolution.

A demand for a poll shall be valid if it is made by the chairman, the Issuer, the Trustee or one or more persons representing or holding not less than one fiftieth of the aggregate principal amount of the outstanding Notes. The poll may be taken immediately or after such adjournment as the chairman directs, but any poll demanded on the election of the chairman or on any question of adjournment shall be taken at the Meeting without adjournment. A valid demand for a poll shall not prevent the continuation of the relevant Meeting for any other business as the chairman directs.

On a show of hands every holder of the Notes who is present in person or any person who is a proxy or a representative shall have one vote. On a poll every such person shall have one vote in respect of each U.S.$1,000 in aggregate face amount of the outstanding Note(s) represented by him. Without prejudice to the obligations of the proxies, a person entitled to more than one vote shall not be obliged to exercise all the votes to which he is entitled or to cast all the votes which he exercises in the same way. In the case of a voting tie, the chairman shall have a casting vote.

Revocation of Voting Instructions

Noteholders who have submitted Electronic Voting Instructions prior to the Expiration Time on the Expiration Date have a right to revoke such instruction up until the Expiration Time on the Expiration Date but not thereafter unless otherwise required by law or permitted by the Trust Deed, by submitting a Revocation Instruction to the relevant Clearing System. Electronic Voting Instructions submitted prior to the Expiration Time on the Expiration Date will be irrevocable following that time.

If, after the Expiration Date the Issuer is required by law to permit revocation, then any Electronic Voting Instruction previously submitted may be validly revoked by submitting a Revocation Instruction to the extent required by law.

Any Noteholder who revokes an Electronic Voting Instruction and does not subsequently validly vote in favour of the Extraordinary Resolution via an Electronic Voting Instruction (not revoked) or by attending the Meeting will not be entitled to receive the Partial Redemption Amount.

Consequences of the Extraordinary Resolution being Approved

If the Extraordinary Resolution is duly passed at the Meeting duly convened and held in accordance with the Trust Deed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

Governing Law and Jurisdiction

The terms of the Solicitation, including without limitation each Electronic Voting Instruction and any non-contractual obligations arising out of or in connection with the Solicitation and/or any Electronic Voting Instruction, shall be governed by and construed in accordance with English law. By submitting an Electronic Voting Instruction, a Noteholder irrevocably and unconditionally agrees for the benefit of FUIB, the Issuer, the New Issuer, the Trustee, the Solicitation Agent and the Tabulation Agent that the courts of England and Wales are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Solicitation and/or any Electronic Voting Instruction (or any non-contractual obligations arising out of or in connection therewith) and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

GENERAL/CONTACT DETAILS

Any questions regarding the terms of the Proposal or the Solicitation may be directed to the Solicitation Agent at the address and telephone number specified below:

The Solicitation Agent is:

ING BANK N.V., LONDON BRANCH

60 London Wall

London EC2M 5TQ

United Kingdom

Attention: Global Debt Syndicate

By telephone: +44 (0) 20 7767 5107

By email: ml-gb-ldn-syndicate@uk.ing.com

By facsimile: +44 (0) 20 7767 7284

The Tabulation Agent is:

D.F. KING (EUROPE)

85 Gresham Street

London EC2V 7NQ

United Kingdom

By telephone: +44 207 920 9700

By email: fuib@dfking.com

www.dfking.com/fuib

The Principal Paying Agent is:

THE BANK OF NEW YORK MELLON, LONDON BRANCH

One Canada Square

London E14 5AL

United Kingdom

The Swiss Paying Agent is:

ZURICH CANTONALBANK

Bahnhofstrasse 9

8001 Zurich

Switzerland

The Registrar is:

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.

Vertigo Building-Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

APPENDIX: FORM OF NOTICE OF THE MEETING

THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD CONSULT YOUR OWN INDEPENDENT PROFESSIONAL ADVISERS IMMEDIATELY.

THE SOLICITATION IS BEING SENT TO U.S. HOLDERS PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, THE SOLICITATION HAS NOT BEEN AND WILL NOT BE REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAW OF ANY STATE OR JURISDICTION OF THE UNITED STATES. NEITHER THE SEC NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF ANY NOTES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

THE SOLICITATION WILL BE SUBMITTED TO NOTEHOLDERS IN THE UNITED STATES PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 802 THEREUNDER (“RULE 802”). ANY NEW SECURITIES DEEMED TO BE ISSUED PURSUANT TO THE SOLICITATION WILL BE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE SECURITIES ACT TO THE SAME EXTENT AND PROPORTION AS THE EXISTING NOTES. IN ACCORDANCE WITH RULE 802 WITH RESPECT TO ANY SECURITIES DEEMED TO BE ISSUED IN CONNECTION WITH THE SOLICITATION, THE ISSUER WILL SUBMIT TO THE SEC ANY INFORMATIONAL DOCUMENT DISSEMINATED TO NOTEHOLDERS IN CONNECTION WITH THE SOLICITATION.

THE SOLICITATION IS MADE FOR THE SECURITIES OF A NON-U.S. COMPANY. THE SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS, SINCE FUIB AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A NON-U.S. COUNTRY. YOU MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFICERS OR DIRECTORS, IN A NON-U.S. COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES, OR A FOREIGN SOVEREIGN STATE, TO SUBJECT THEMSELVES TO A UNITED STATES COURT’S JUDGMENT.

NOTHING IN THIS MEMORANDUM OR IN ANY OTHER DOCUMENTS, INFORMATION OR COMMUNICATIONS RELATED TO THE NOTES SHALL BE INTERPRETED AS CONTAINING ANY OFFER OR INVITATION TO, OR SOLICITATION OF, ANY SUCH CIRCULATION, DISTRIBUTION, PLACEMENT, SALE, PURCHASE OR OTHER TRANSFER OR ADVERTISEMENT IN UKRAINE.

YOU SHOULD BE AWARE THAT FUIB MAY PURCHASE SECURITIES OTHERWISE THAN UNDER THE SOLICITATION, SUCH AS IN THE OPEN MARKET OR IN PRIVATELY NEGOTIATED PURCHASES.

NOTICE OF MEETING

STANDARD BANK PLC

(the “Issuer”)

(incorporated in England and Wales)

in respect of the outstanding U.S.$252,488,000 11 per cent. Loan Participation Notes due 2014 (the “Notes”) issued by, but without recourse to, the Issuer for the sole purpose of funding a loan to

PUBLIC JOINT STOCK COMPANY

“FIRST UKRAINIAN INTERNATIONAL BANK”

(“FUIB” or the “Borrower”)

(incorporated in Ukraine)

ISIN: XS0287015787	Common Code: 028701578	Swiss Security Number: 2922365

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 4 to the Trust Deed (as defined below) constituting the Notes and made between the Issuer and the Trustee as trustee for the Noteholders, a Meeting of the Noteholders will be held on 4 December 2014 at the offices of Linklaters LLP at One Silk Street, EC2Y 8HQ, London, United Kingdom, at 10:00 a.m. (London time) for the purpose of considering and, if thought fit, passing the following resolution which (with the exception of the italicised wording below) will be proposed as an Extraordinary Resolution in accordance with the provisions of the Trust Deed. A Noteholder may do any one (but not more than one) of the following:

(i)	vote in favour of the Extraordinary Resolution by voting or communicating voting instructions by way of Electronic Voting Instructions by the Expiration Time on the Expiration Date in favour of the Extraordinary Resolution and elect to receive the Partial Redemption Amount together with the Accrued Interest; or

(ii)	vote in favour of the Extraordinary Resolution by voting or communicating voting instructions by way of Electronic Voting Instructions by the Expiration Time on the Expiration Date in favour of the Extraordinary Resolution and elect not to receive the Partial Redemption Amount together with the Accrued Interest; or

(iii)	vote against the Extraordinary Resolution by voting, or communicating voting instructions by way of Electronic Voting Instructions by the Expiration Time on the Expiration Date, against the Extraordinary Resolution; or

(iv)	attend the Meeting in person, vote in favour of the Extraordinary Resolution in accordance with the procedures set out in the Notice of Meeting and elect to receive the Partial Redemption Amount together with the Accrued Interest; or

(v)	attend the Meeting in person, vote in favour of the Extraordinary Resolution in accordance with the procedures set out in the Notice of Meeting and elect not to receive the Partial Redemption Amount together with the Accrued Interest; or

(vi)	attend the Meeting in person and reject the Extraordinary Resolution by voting against the Extraordinary Resolution; or

(vii)	abstain from voting action.

Unless the context otherwise requires, capitalised terms used in this notice shall bear the meanings given to them in the Memorandum (as defined below).

EXTRAORDINARY RESOLUTION

“THAT THIS MEETING (the “Meeting”) of the holders (the “Noteholders”) of the outstanding U.S.$ 252,488,000 11 per cent. Loan Participation Notes due 2014 (the “Notes”) issued by but without recourse to, Standard Bank Plc (the “Issuer”) for the sole purpose of funding a loan to PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK” (“FUIB” or the “Borrower”) pursuant to a loan agreement between the Issuer and FUIB dated 8 February 2007 (the “Original Loan Agreement”) as supplemented by a supplemental loan agreement dated 16 May 2007 (the “First Supplemental Loan Agreement”), a supplemental loan agreement dated 15 December 2009 (the “Second Supplemental Loan Agreement”) and a supplemental loan agreement dated 8 November 2010 (the “Third Supplemental Loan Agreement”, and together with the Original Loan Agreement as amended by the First Supplemental Loan Agreement, the Second Supplemental Loan Agreement and the Third Supplemental Loan Agreement, the “Loan Agreement”), and constituted by a trust deed dated 14 February 2007 between the Issuer and BNY Mellon Corporate Trustee Services Limited (formerly BNY Corporate Trustee Services Limited) (the “Trustee”) (the “Original Trust Deed”) as supplemented by a supplemental trust deed dated 21 May 2007 (the “First Supplemental Trust Deed”), a supplemental trust deed dated 21 December 2009 (the “Second Supplemental Trust Deed”) and a supplemental trust deed dated 11 November 2010 (the “Third Supplemental Trust Deed”, and together with the Original Trust Deed as amended by the First Supplemental Trust Deed, the Second Supplemental Trust Deed and the Third Supplemental Deed, the “Trust Deed”), by Extraordinary Resolution (as defined in the Trust Deed) HEREBY:

(1)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the substitution of Green Finance Plc (the “New Issuer”) in place of the Issuer as the issuer of the Notes, lender under the Loan Agreement and obligor under the Trust Deed and the Agency Agreement.

(2)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the amendment of the Loan Agreement by way of a fourth supplemental loan agreement in the manner set out in the draft fourth supplemental loan agreement which, if this Extraordinary Resolution is duly passed, will be entered into between the New Issuer and FUIB (the “Fourth Supplemental Loan Agreement”), and in particular the amendment of the Loan Agreement by:

(i)	replacing all references to “Standard Bank Plc” (other than in the definition of “Lead Managers”) with “Green Finance Plc” reflecting the substitution of the New Issuer and making any corresponding changes;

(ii)	replacing all references to “Loan Participation Notes due 2014” with “Loan Participation Notes due 2018”;

(iii)	replacing all references to “BNY Corporate Trustee Services Limited” with “BNY Mellon Corporate Trustee Services Limited”;

(iv)	replacing all references to “SWX Swiss Stock Exchange” with “SIX Swiss Exchange”;

(v)	replacing all references to “Repayment Date” (other than in Clause 7.3A) with “Extended Repayment Date”;

(vi)	amending Clause 1.1 thereof by deleting the definition of “Account” and by adding the following definition:

““Account” means the account with the account number [—] in the name of the Lender with The Bank of New York Mellon;”;

(vii)	amending Clause 1.1 thereof by adding the following definitions of “2014 Partial Repayment Notice Date”, “2014 Settlement Date” and “Extended Repayment Date”:

““2014 Partial Repayment Notice Date” means 29 December 2014 or such date as may be agreed between the Lender and the Borrower which shall be no later than two Business Days prior to the 2014 Settlement Date;

“2014 Settlement Date” means 31 December 2014 (or such later date as may be agreed between the Lender and the Borrower, which shall be no later than 15 days after a resolution of the holders of the Funding Instruments has been validly passed in relation to certain amendments to the terms of the Funding Instruments as set out in a notice of meeting to such holders dated 19 November 2014), subject to the registration of amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement with the NBU;

“Extended Repayment Date” means 31 December 2018;”;

(viii)	inserting the following Clause 6A immediately after Clause 6:

“Amortisation

The Borrower shall, on 31 December 2015 (the “First Instalment Date”) and then quarterly on 31 March, 30 June, 30 September and 31 December in each year from and including 30 September 2016 to and including 31 December 2018 (each a “Quarterly Instalment Date” and together with the First Instalement Date, each an “Instalment Date”), repay the principal amount of the loan in instalments. The amount of principal repayable on each Instalment Date shall be the relevant Amortisation Amount, where “Amortisation Amount” means:

(i)	in respect of the First Instalment Date, U.S.$10,000,000; and

(ii)	in respect of each Quarterly Instalment Date, the amount of principal remaining on the Loan immediately prior to the relevant Quarterly Instalment Date divided by the remaining number of Quarterly Instalment Dates, or, in each case, such lesser amount as may result from the rounding down contemplated in Condition 5(c)(4) of the Funding Instruments.”;

(ix)	inserting the following Clause 7.3B immediately after clause 7.3A:

“2014 Partial Repayment

The Borrower shall on the 2014 Partial Repayment Notice Date, deliver to the Lender, the Principal Paying Agent and the Trustee, a written notice, which shall be irrevocable, stating that it shall repay such amount of the Loan as is equal to the aggregate principal amount of the Funding Instruments to be redeemed by the Issuer (the “2014 Partial Repayment Amount”) on the 2014 Settlement Date. Following provision of such notice, the Borrower shall repay the Loan in part in the 2014 Partial Repayment Amount on the 2014 Partial Repayment Date together with interest accrued on the 2014 Partial Repayment Amount to such date.”;

(x)	deleting the following sentence in Clause 8.1(a) (Additional Amounts):

“For the avoidance of doubt, this Clause 8.1 (Additional Amounts) shall not apply to any Taxes assessed on the Lender in the United Kingdom (or any Qualifying Jurisdiction) by reference to its overall net income.”;

(xi)	deleting the first sentence in Clause 8.2(a) (Double Tax Treaty Relief) and replacing it with the following:

“The Lender shall use its reasonable efforts to furnish the Borrower, each year before the Interest Payment Date falling on 31 March of the relevant year, with a United Kingdom tax residence certificate in respect of the relevant year (and in relation to the year 2014 such duly completed certificate shall be delivered before the Interest Payment Date falling on 31 December 2014) provided that, without prejudice to its representation in Clause 8.6 (Tax Position of the Lender), the Lender shall have no liability to the Borrower, provided that such representation is correct and that the Lender has appropriately applied for the relevant certificate in accordance with this Agreement, if the United Kingdom Tax Authority fails to issue a United Kingdom tax residence certificate in respect of any calendar year or only does so after the relevant Interest Payment Date.”;

(xii)	deleting Clause 8.6(a) (Tax Position of the Lender) and replacing it with the following:

“(a) it is a resident of the United Kingdom for purposes of Article 4 of the Double Tax Treaty as it is subject to:

(i) taxation in the United Kingdom on the basis of its registration as a legal entity, location of its management body or another similar criterion; and

(ii) unlimited United Kingdom tax liability for corporate income tax for purposes of the Double Tax Treaty,

and that it is not subject to taxation in the United Kingdom merely on income from sources in the United Kingdom or connected with property located in the United Kingdom, and that it should be able to receive certification from the United Kingdom Taxing Authority confirming that the Lender is resident in the United Kingdom for tax purposes;”;

(xiii)	deleting Clause 11.18 (Subsidiaries) and replacing it with the following:

“Public Joint Stock Company “Bank Renaissance Capital” is the only subsidiary of the Borrower.”;

(xiv)	deleting Clause 13.10 (Maintenance of Capital Adequacy) and replacing it with the following:

“The Borrower shall not, and shall ensure that each Subsidiary which carries on a Banking Business shall not, permit its capital adequacy ratio to fall below the minimum total capital adequacy ratio required by the NBU from time to time and, in the case of a Subsidiary which carries on a Banking Business outside Ukraine, the relevant banking authority responsible for setting and/or supervising capital adequacy for financial institutions in the relevant jurisdiction in which such Subsidiary carries on its Banking Business. The Borrower shall not and shall ensure that each Subsidiary which carries on a Banking Business shall not, permit its regulatory capital sufficiency (adequacy) ratio to fall below 12.5 per cent. of its risk weighted assets, as calculated in accordance with the guidelines on capital adequacy standards for international banks contained in the July 1998 text of the Basel Capital Accord, published by the Basel Committee on Banking Supervision, as amended.”;

(xv)	deleting Clause 22.2 (a)(ii) and replacing it with the following:

“If to the Lender:

Green Finance Plc

6 St Andrew Street

London EC4A 3AE

United Kingdom

Attention: The Directors

Fax: +44 (0) 207 832 4900”;

(xvi)	deleting the Issuer’s notice details in Schedule 2, Schedule 3 and Schedule 4 and replacing them with the following:

“Green Finance Plc

6 St Andrew Street

London EC4A 3AE

United Kingdom

Attention: The Directors”.

The Fourth Supplemental Loan Agreement shall be substantially in the form of the draft submitted to the Meeting and, subject to the passing of the Extraordinary Resolution, shall be entered into not later than 3 days after the date of the Meeting. The Fourth Supplemental Loan Agreement shall then be presented to the NBU for registration of amendments introduced thereby to the Loan Agreement, completion of such registration being a condition precedent to the Fourth Supplemental Loan Agreement becoming effective.

(3)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the amendment of the Trust Deed by way of a fourth supplemental trust deed in the manner set out in the draft fourth supplemental trust deed which, if this Extraordinary Resolution is duly passed, will be entered into between the New Issuer and the Trustee (the “Fourth Supplemental Trust Deed”), and in particular the amendment of the Trust Deed by:

(i)	deleting all references to “Standard Bank Plc” and replacing them with “Green Finance Plc” reflecting the substitution of the New Issuer;

(ii)	deleting all references to “Loan Participation Notes due 2014” and replacing them with “Loan Participation Notes due 2018”;

(iii)	deleting all references to “BNY Corporate Trustee Services Limited”, “The Bank of New York” and “The Bank of New York (Luxembourg) S.A.” and replacing them with “BNY Mellon Corporate Trustee Services Limited”, “The Bank of New York Mellon” and “The Bank of New York Mellon (Luxembourg) S.A.”, respectively;

(iv)	releasing the Charged Property and the Transferred Rights given as the Note Security under the Original Trust Deed and creating new Note Security to be granted by the New Issuer over the new Charged Property and the new Transferred Rights in favour of the Trustee, and all consequential changes to the Trust Deed;

(v)	amending Clause 1.1 (Definitions) thereof by deleting the definitions of “Account” and “Reserved Rights” and by adding the following definitions:

““Account” means an account of the Issuer with the Principal Paying Agent at its specified office, having the account number [—];

“Reserved Rights” are the rights excluded from the Charge and the Transferred Rights, being all and any rights, interests and benefits in respect of the obligations of the Borrower under the following provisions of the Loan Agreement, namely the second sentence of Clause 7.4 (Costs of Prepayment); Clause 8.2 (Double Tax Treaty Relief); Clause 8.3(a) (Indemnity Amounts); Clause 10 (Changes in Circumstances); Clause 11 (Representations and Warranties of the Borrower); Clause 15 (Indemnity); Clause 18.1 (Transaction Expenses and Fees); Clauses 18.2-18.4 (to the extent that the Issuer’s claim is in respect of one of the aforementioned clauses of the Loan Agreement); Clause 16.2 (Currency Indemnity) and Clause 17.3 (No Set-off) of the Loan Agreement;”;

(vi)	replacing all references to account number 5737638400 with account number [—];

(vii)	deleting Clause 2.7 (Redemption) and replacing it with the following:

“Redemption

(a) Unless previously prepaid or repaid, the Borrower will be required to repay the Loan (together with any outstanding interest or additional amounts) on 31 December 2018 and, subject to such repayment, all the Notes then remaining outstanding will on that date be redeemed or repaid by the Issuer at their principal amount thereof.

(b) If the Loan should become repayable (and be repaid), otherwise than as provided in sub-Clause (a) above, pursuant to the Loan Agreement prior to 31 December 2018, all Notes then remaining outstanding shall thereupon become due and redeemable or repayable in accordance with the Conditions.”;

(viii)	inserting the following Clause 15.21 (Restrictive covenants of the Issuer):

“So long as any Note remains outstanding, the Issuer, without the prior written consent of the Trustee or an Extraordinary Resolution or a Written Resolution, shall not, inter alia, (i) incur any indebtedness for borrowed moneys other than (a) issuing the Notes and any further notes in accordance with Condition 13 or (b) issuing notes on a limited recourse basis secured on assets of the Issuer (other than the assets over which the Note Security has been created, the assets on which any other obligations of the Issuer are secured and the Issuer’s share capital), (ii) engage in any business (other than acquiring and holding the property over which the Note Security has been created, entering into and performing any agreement related to the Notes or any issue of any further notes or other notes on a limited recourse basis as aforesaid or acts incidental to or necessary in connection with the Notes or such related agreements (including in respect of any security or a transaction fee in connection therewith), making the Loan to the Borrower pursuant to the Loan Agreement or any future loans to the Borrower in connection with the issue of further notes as aforesaid and performing any act incidental to or necessary in connection therewith), (iii) have any subsidiaries or employees, (iv) purchase, own, lease or otherwise acquire any real property (including office premises or like facilities), (v) except as permitted in the Trust Deed, dispose of any property over which the Note Security has been created or any interest therein, (vi) consolidate or merge with any other person or (vii) convey or transfer its properties or assets substantially as an entirety (to the extent the same is within the control of the Issuer) to any person (otherwise than as contemplated in these Conditions and the Trust Deed), (viii) issue any shares (other than any shares that are in issue as at the date of the Trust Deed) (to the extent the same is within the control of the Issuer), (ix) declare any dividends, make any distribution to its shareholders, give any guarantees or assume any other liability, or, subject to the laws of England, petition for any winding-up or bankruptcy, or (x) open or have any interest in any account with a bank or financial institution (other than (a) the Account; (b) the account held by the Issuer into which any of the Issuer’s fees, costs, expenses, retained profit and any other amounts in connection with the administration and management of the Issuer are to be paid and only moneys necessary for that purpose are credited to it, including for the avoidance of doubt, its share capital; and (c) any account relating to any further notes issued pursuant to the Trust Deed or other notes issued on a limited recourse basis for the purposes of making loans to the Borrower or any charged property relating thereto), save where any such account or the Issuer’s interest in it is simultaneously charged in favour of the Trustee so as to form part of such charged property;”

(ix)	inserting the following Clause 15.22 (Share capital of the Issuer):

“At all times use its best endeavours to procure that the whole of the issued share capital of and all of the voting rights over the Issuer are held by TMF Trustee Limited on trust exclusively for charitable purposes.”

(x)	deleting first sentence of Clause 13 (Payment to Noteholders) and replacing it with the following:

“Any payment made by the Borrower under the Loan Agreement to or to the order of, the Trustee or the Principal Paying Agent shall pro tanto satisfy the obligations of the Issuer in respect of the Notes.”;

(xi)	deleting Clause 20.1(a) and replacing it with the following:

“Green Finance Plc

6 St Andrew Street

London EC4A 3AE

United Kingdom

Attention: The Directors

Fax: +44 (0) 207 832 4900”;

(xii)	deleting Schedule 1 (Form of Global Note Certificate), Schedule 2 (Form of Individual Note Certificate), Schedule 5 (Form of Notice of Charge and Assignment by way of Security of Loan Agreement), Schedule 6 (Form of Acknowledgement of Notice of Charge and Assignment by way of Security of Loan Agreement), Schedule 7 (Form of Notice of Charge of the Account), Schedule 8 (Form of Acknowledgement of Notice of Charge of the Account), Schedule 10 (Form of Certification of Irrevocable and Unconditional Discharge by Issuer of all Sums under Trust Deed and the Notes) and Schedule 11 (Form of Release, Reassignment or Discharge of Transferred Rights) and replacing them with the relevant new Schedules as set out in the Fourth Supplemental Trust Deed.

(4)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the amendment of the Conditions of the Notes, by amending Schedule 3 of each of the Original Trust Deed and the First Supplemental Trust Deed in each case as such Schedule shall have been amended and/or supplemented by the Second Supplemental Trust Deed and Third Supplemental Trust Deed as set out in the Fourth Supplemental Trust Deed, by:

(i)	deleting all references to “Standard Bank Plc” and replacing them with “Green Finance Plc” reflecting the substitution of the New Issuer;

(ii)	deleting all references to “Loan Participation Notes due 2014” and replacing them with “Loan Participation Notes due 2018”;

(iii)	deleting all references to “SWX Swiss Stock Exchange” and replacing them with “SIX Swiss Exchange”;

(iv)	deleting all references to “www.swx.com” and replacing them with “www.six-swiss-exchange.com/news/official_notices/search_en.html”;

(v)	inserting the following paragraphs immediately after the existing paragraph in Condition 3:

“Save as provided above, so long as any Note remains outstanding, the Issuer, without the prior written consent of the Trustee or an Extraordinary Resolution or a Written Resolution, shall not, inter alia, (i) incur any indebtedness for borrowed moneys other than (a) issuing the Notes and any further notes in accordance with Condition 13 or (b) issuing notes on a limited recourse basis secured on assets of the Issuer (other than the assets over which the Note Security has been created, the assets on which any other obligations of the Issuer are secured and the Issuer’s share capital), (ii) engage in any business (other than acquiring and holding the property over which the Note Security has been created, entering into and performing any agreement related to the Notes or any issue of any further notes or other notes on a limited recourse basis as aforesaid or acts incidental to or necessary in connection with the Notes or such related agreements (including in respect of any security or a transaction fee in connection therewith), making the Loan to the Borrower pursuant to the Loan Agreement or any future loans to the Borrower in connection with the issue of further notes as aforesaid and performing any act incidental to or necessary in connection therewith), (iii) have any subsidiaries or employees, (iv) purchase, own, lease or otherwise acquire any real property (including office premises or like facilities), (v) except as permitted in the Trust Deed, dispose of any property over which the Note Security has been created or any interest therein, (vi) consolidate or merge with any other person or (vii) convey or transfer its properties or assets substantially as an entirety (to the extent the same is within the control of the Issuer) to any person (otherwise than as contemplated in these Conditions and the Trust Deed), (viii) issue any shares (other than any shares that are in issue as at the date of the Trust Deed) (to the extent the same is within the control of the Issuer), (ix) declare any dividends, make any distribution to its shareholders, give any guarantees or assume any other liability, or, subject to the laws of England, petition for any winding-up or bankruptcy, or (x) open or have any interest in any account with a bank or financial institution (other than (a) the Account; (b) the account held by the Issuer into which any of the Issuer’s fees, costs, expenses, retained profit and any other amounts in connection with the administration and management of the Issuer are to be paid and only moneys necessary for that purpose are credited to it, including for the avoidance of doubt, its share capital; and (c) any account relating to any further notes issued pursuant to the Trust Deed or other notes issued on a limited recourse basis for the purposes of making loans to the Borrower or any charged property relating thereto), save where any such account or the Issuer’s interest in it is simultaneously charged in favour of the Trustee so as to form part of such charged property.

At all times the Issuer shall use its best endeavours to procure that the whole of the issued share capital of and all of the voting rights over the Issuer are held by TMF Trustee Limited on trust exclusively for charitable purposes.”

(vi)	deleting Condition 5(a) and replacing it with the following:

“Scheduled redemption: Unless previously prepaid pursuant to Clause 7 (Prepayment) and Clause 6A (Amortisation) of the Loan Agreement, the Borrower will be required to repay the Loan on its due date as provided in the Loan Agreement and, subject to such repayment, all the Notes will be redeemed at their principal amount together with accrued interest on 31 December 2018 subject as provided in Conditions 6 (Payments).”;

(vii)	inserting the following Condition 5(c)(3):

“2014 Partial Redemption: The Issuer shall on the Settlement Date, subject to compliance with any applicable laws and stock exchange or other regulatory requirements, redeem in relation to each Qualifying Noteholder, an aggregate principal amount of Qualifying Notes held by such holder equal to the Partial Redemption Amount and shall pay to each Qualifying Noteholder the Partial Redemption Amount and the Accrued Interest.

The Issuer’s obligations in respect of this Condition 5(c)(3) to redeem and make payment for the Notes shall constitute an obligation only to account to Qualifying Noteholders on the Settlement Date for an amount equivalent to the sums received by or for the account of the Issuer in respect of principal and accrued interest pursuant to Clause 7.3B (2014 Partial Repayment) in the Loan Agreement, subject to the Reserved Rights.

In this Condition:

“Accrued Interest” means interest accrued on the Partial Redemption Amount from and including the last interest payment date (being 30 September 2014) to but excluding the Settlement Date;

“Partial Redemption Amount” means, in respect of each Qualifying Noteholder a pro rata share in a U.S.$45,000,000 cash payment (or such lesser amount as may result from the rounding down referred to below), such share corresponding to such Qualifying Noteholder’s holding of Qualifying Notes as a proportion of the total nominal aggregate amount of Qualifying Notes held by all Qualifying Noteholders, such amount being payable in U.S. Dollars and calculated as follows:

45,000,000	×	A
B

where:

A = the total nominal aggregate amount of Qualifying Notes held by such Qualifying Noteholder; and

B = the total nominal aggregate amount of Qualifying Notes held by all Qualifying Noteholders.

If the Partial Redemption Amount for any relevant Qualifying Noteholder would not be an integral multiple of U.S.$1,000, such Partial Redemption Amount shall be rounded down to the nearest U.S.$1,000;

“Qualifying Noteholder” means a Noteholder who validly (a) via an electronic voting instruction transmitted (and not validly revoked) to the relevant clearing system on or prior to 5:00 p.m. (London time) on 1 December 2014, or (b) by attending and voting at the meeting of Noteholders held on 4 December 2014 in person, in each case (i) voted in favour of the Extraordinary Resolution set out in a notice of meeting relating to the Notes dated 19 November 2014 and (ii) elected to receive the Partial Redemption Amount together with Accrued Interest;

“Qualifying Notes” means the aggregate principal amount of Notes of a Qualifying Noteholder in respect of which such Noteholder has validly (i) via an electronic voting instruction transmitted to the relevant clearing system on or prior to 5:00 p.m. (London time) on 1 December 2014 and not subsequently unblocked, or (ii) by attending and voting at the meeting of Noteholders held on 4 December 2014 in person, voted in favour of the Extraordinary Resolution set out in a notice of meeting relating to the Notes dated 19 November 2014, in each case together with an election to receive the Partial Redemption Amount together with Accrued Interest; and

“Settlement Date” means 31 December 2014 (or such later date as may be determined by the Issuer which shall be no later than 15 days after a resolution of the holders of the Notes has been validly passed in relation to certain amendments to the terms of the Notes as set out in a notice of meeting to such Noteholders on 19 November 2014).”;

(viii)	inserting the following Condition 5(c)(4):

“Amortising Redemption: The Issuer shall, on 31 December 2015 (the “First Instalment Date”) and then quarterly on 31 March, 30 June, 30 September and 31 December in each year from and including 30 September 2016 to and including 31 December 2018 (each a “Quarterly Instalment Date” and together with the First Instalement Date, each an “Instalment Date”), repay the principal amount of the Notes in instalments. The amount of principal repayable on each Instalment Date to each Noteholder shall be the relevant Amortisation Amount, where “Amortisation Amount” means:

(i)	in respect of the First Instalment Date, a pro rata share in a U.S.$10,000,000 cash payment, such share corresponding to such Noteholder’s holding of Notes then remaining outstanding as a proportion of the total nominal aggregate amount of Notes then remaining outstanding, such amount being payable in U.S. Dollars and calculated as follows:

10,000,000	×	C
D

where:

C = the total nominal aggregate amount of Notes held by such Noteholder on the First Instalment Date;

D = the total nominal aggregate amount of Notes outstanding on the First Instalment Date; and

(ii)	in respect of each Quarterly Instalment Date, the amount of principal remaining on the relevant Note immediately prior to the relevant Quarterly Instalment Date divided by the remaining number of Quarterly Instalment Dates, provided that, on each Instalment Date except for the last Instalment Date, if the Amortisation Amount for any relevant Noteholder would not be an integral multiple of U.S.$1,000, such Amortisation Amount shall be rounded down to the nearest U.S.$1,000.”;

(ix)	deleting Condition 5(d) and replacing it with the following:

“No other redemption: Except where the Loan is accelerated pursuant to Clause 14.6(c) (Revocation of Licence; Insolvency) of the Loan Agreement, the Issuer shall not be entitled to redeem the Notes prior to that due date otherwise than as provided in Conditions 5(b) (Redemption by the Issuer), 5(c)(1) (Redemption upon a Put Event), 5(c)(2) (Partial Redemption), 5(c)(3) (2014 Partial Redemption) and 5(c)(4) (Amortising Redemption).”.

The Fourth Supplemental Trust Deed shall be substantially in the form of the draft submitted to the Meeting and subject to the passing of the Extraordinary Resolution and the registration of amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement with the NBU being complete, will be entered into on the Effective Date.

(5)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the amendment of the Agency Agreement by way of a second supplemental agency agreement in the manner set out in the draft second supplemental agency agreement which, if this Extraordinary Resolution is duly passed, will be entered into between the New Issuer, The Bank of New York Mellon (Luxembourg) S.A., The Bank of New York Mellon, the transfer agents named therein, the paying agents named therein and the Trustee (the “Second Supplemental Agency Agreement”), and in particular the amendment of the Agency Agreement by:

(i)	replacing all references to “Standard Bank Plc” with “Green Finance Plc” reflecting the substitution of the New Issuer and making any corresponding changes;

(ii)	replacing all references to “Loan Participation Notes due 2010” with “Loan Participation Notes due 2018”;

(iii)	replacing all references to “BNY Corporate Trustee Services Limited”, “The Bank of New York” and “The Bank of New York (Luxembourg) S.A.” with “BNY Mellon Corporate Trustee Services Limited”, “The Bank of New York Mellon” and “The Bank of New York Mellon (Luxembourg) S.A.”, respectively;

(iv)	replacing all references to “SWX Swiss Stock Exchange” with “SIX Swiss Exchange”;

(v)	changing the minimum denomination of the Notes from U.S.$100,000 to U.S.$85,000 in Recital (D) and paragraphs 1 and 11 of Schedule 1;

(vi)	replacing all references to “Condition 5(c)” with “Condition 5(c)(1)”;

(vii)	amending Clause 1.1 thereof by deleting the definition of “Account” and replacing it with the following definition and by adding the following definition of “Effective Date”:

““Account” means the account with the account number [—] in the name of the Lender with The Bank of New York Mellon;

“Effective Date” means on or about 15 December 2014;”;

(viii)	deleting Clause 3.1 and replacing it with the following:

“Global Note Certificate

On the Effective Date (a) the parties to this Agreement shall cause the existing Global Note Certificate and the Further Global Note Certificate executed by Standard Bank Plc to be removed from the Common Depository and subsequently cancelled and destroyed by the Registrar pursuant to this Agreement, (b) the Issuer shall deliver the Global Note Certificate to the Registrar for authentication, and (c) the Registrar shall deliver the authenticated Global Note Certificate to the Common Depositary.”;

(ix)	deleting Clause 7.1 and replacing it with the following:

“Issuer to pay Principal Paying Agent

In order to provide for the payment of principal (including payments of the Partial Redemption Amount and the Amortisation Amount (each as defined in the Conditions)), interest and additional amounts, if any, in respect of the Notes as the same become due and payable, the Issuer shall, subject to the receipt of the relevant funds from the Borrower under the Loan Agreement, pay or cause to be paid to the Account on or before the date which is two Business Days before the day on which such payment becomes due under the Notes, an amount equal to the amount of principal, interest and/or (as the case may be) additional amounts, if any, falling due in respect of the Notes on such date.”;

(x)	deleting Clause 12.1(a) and replacing it with the following:

“Green Finance Plc

6 St Andrew Street

London EC4A 3AE

United Kingdom

Attention: The Directors

Fax: +44 (0) 207 832 4900”;

(xi)	deleting “(incorporated as a bank under the laws of England)” in Schedule 3 and replacing it with “(incorporated with limited liability under the laws of England)”.

The Second Supplemental Agency Agreement shall be substantially in the form of the draft submitted to the Meeting and subject to the passing of the Extraordinary Resolution and the registration of amendments to the Loan Agreement introduced by the Fourth Supplemental Loan Agreement with the NBU being complete, will be entered into on the Effective Date.

(6)	assents to and approves, authorises, directs and empowers the Trustee to agree to enter into the Deed of Release and to release pursuant to the Deed of Release the Charged Property and the Transferred Rights from the Note Security granted in favour of the Trustee under the Original Trust Deed and to concur in the Issuer’s release and discharge of its rights and obligations under the Loan Agreement.

(7)	authorises, directs and empowers the Issuer, the Principal Paying Agent, the Registrar, the Trustee and the New Issuer on the Settlement Date to cause the existing Global Note Certificate and the Further Global Note Certificate (both as defined in the Trust Deed) executed by the Issuer to be removed from the Common Depositary and subsequently cancelled and destroyed by the Registrar pursuant to the Agency Agreement and replace it with a new Global Note Certificate executed by the New Issuer and authenticated by the Registrar.

(8)	authorises, directs and empowers the Trustee to agree all other such amendments to the Loan Agreement, the Conditions of the Notes, the Trust Deed and the Agency Agreement as are necessary and/or expedient to the modifications set out in paragraphs (1) to (7) of this Extraordinary Resolution.

(9)	authorises the Trustee to concur in and execute all such deeds, instruments, acts and things that may be necessary, appropriate or desirable in the opinion of the Trustee to carry out and give effect to this Extraordinary Resolution and the implementation of the amendments and modifications referred to in paragraphs (1) to (7) of this Extraordinary Resolution.

(10)

assents to and approves, authorises, directs and empowers the Trustee to agree to the amendments and modifications referred to in paragraphs (1) to (7) of this Extraordinary Resolution and, in order to give effect to them, to execute and deliver the Fourth Supplemental Trust Deed to effect the amendments and modifications referred to in paragraphs (1) to (7) of this Extraordinary Resolution in the form of the draft produced to this Meeting and for the purpose of identification signed by the chairman thereof, with such amendments (if any) thereto as the Trustee shall require or agree to and concur in, and to execute and do, all such other deeds, instruments, acts and things as may be necessary to carry out and give effect to this Extraordinary Resolution.

(11)	discharges and exonerates the Issuer, the Trustee, the Principal Paying Agent, the Registrar, the Tabulation Agent and the registered holder of the Notes from all liability for which it or they may have become or may become liable under the Trust Deed or the Notes in respect of any act or omission including, without limitation in connection with this Extraordinary Resolution or its implementation, the amendments and modifications referred to in paragraphs (1) to (7) of this Extraordinary Resolution or the implementation of those amendments and modifications.

(12)	sanctions and assents to every abrogation, amendment, modification, compromise or arrangement in respect of the rights of the Noteholders against the Issuer, or of the Issuer against the Borrower whether such rights shall arise under the Trust Deed or otherwise involved in or resulting from the amendments and modifications referred to in paragraphs (1) to (7) of this Extraordinary Resolution, provided that for the avoidance of doubt nothing shall affect the status of the Notes as limited recourse obligations of the Issuer as set out in Condition 1(b).

(13)	acknowledged and declared that unless the context otherwise requires, capitalised terms used in this Extraordinary Resolution shall bear the meanings given to them in the Trust Deed, Agency Agreement, Loan Agreement and the Consent Solicitation Memorandum relating to the Notes dated 19 November 2014 (the “Memorandum”).

(14)	ACKNOWLEDGED AND DECLARED THAT THE IMPLEMENTATION OF THE AMENDMENTS REFERRED TO IN THIS EXTRAORDINARY RESOLUTION IN FULL WILL REQUIRE REGISTRATION OF AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT WITH THE NATIONAL BANK OF UKRAINE (THE “NBU”). TO THE EXTENT THAT AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU, THE EFFECTIVE DATE SHALL NOT OCCUR AND NO AMENDMENTS SET OUT IN THIS EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING.”

SEE “RISK FACTORS – THE EFFECTIVENESS OF AMENDMENTS INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT IS CONDITIONAL UPON THEIR REGISTRATION WITH THE NBU” IN THE MEMORANDUM.

Background

FUIB is soliciting consents to amend the Conditions as more fully described in the Memorandum, a copy of which is available as indicated below.

Among other things, FUIB has requested that the Noteholders approve the following changes to the Conditions, the Loan Agreement, Trust Deed and the Agency Agreement to take effect on the Effective Date:

1.	The substitution, in place of the Issuer, of the New Issuer as issuer of the Notes, lender under the Loan and obligor under the Trust Deed and the Agency Agreement;

2.	The extension of the repayment date of the Loan from 31 December 2014 to 31 December 2018, and the corresponding extension of the final maturity date of the Notes from 31 December 2014 to 31 December 2018;

3.	The addition of an amortised repayment provision in the Loan Agreement and a corresponding amortised redemption provision under the Notes. This will consist of a first instalment of U.S.$10,000,000 payable by FUIB under the Loan Agreement on 31 December 2015 (with corresponding payments being made pro rata to Noteholders under the Notes) and then 10 equal quarterly instalments, beginning on 30 September 2016 and ending on 31 December 2018, in repayment of principal remaining due;

4.	The addition of a new partial repayment provision in the Loan Agreement and a corresponding partial redemption provision under the Notes allowing for the payment of the Partial Redemption Amount to Qualifying Noteholders on the Settlement Date;

5.	The amendment of the covenant of FUIB in respect of the maintenance of its capital adequacy ratio (Clause 13.10 (Maintenance of Capital Adequacy) of the Loan Agreement) to effect a minimum capital adequacy ratio requirement of 12.5 per cent. instead of the current ratio of 15 per cent.;

6.	The release of the Charged Property and the Transferred Rights given as the Note Security under the Original Trust Deed and the creation by the New Issuer of the new Note Security over the new Charged Property and the new Transferred Rights in favour of the Trustee; and

7.	All other consequential changes to the Conditions, the Loan Agreement, the Agency Agreement or the Trust Deed as are necessary for or expedient to the modifications set out above in paragraphs (1) to (6) above.

Documents Available for Inspection

Noteholders may, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) prior to the Meeting, inspect copies of the documents set out below at the specified offices of the Principal Paying Agent, the Swiss Paying Agent, the Tabulation Agent and the Solicitation Agent set out below:

Documents available for inspection:

•	the Original Trust Deed;

•	the First Supplemental Trust Deed;

•	the Second Supplemental Trust Deed;

•	the Third Supplemental Trust Deed;

•	the Original Loan Agreement;

•	the First Supplemental Loan Agreement;

•	the Second Supplemental Loan Agreement;

•	the Third Supplemental Loan Agreement;

•	the Original Agency Agreement; and

•	the First Supplemental Agency Agreement.

Documents available for inspection and collection:

•	the Memorandum;

•	the 2012 and 2013 annual audited consolidated financial statements of FUIB, and the nine month 2014 interim consolidated financial statements of FUIB (together, the “Financial Statements”);

•	the final draft Fourth Supplemental Trust Deed;

•	the final draft Fourth Supplemental Loan Agreement;

•	the final draft Second Supplemental Agency Agreement;

•	the final draft Deed of Release; and

•	this Notice of Meeting.

Documents available for inspection and collection will also be available in electronic form under www.dfking.com/fuib. The Financial Statements will also be available in electronic form under http://pumb.ua/en/about/financial_indicators/.

General

The attention of Noteholders is particularly drawn to the quorum required for the Meeting and for an adjourned Meeting which is set out in “Voting and Quorum” below. Having regard to such requirements, Noteholders are strongly urged either to attend the Meeting or to take steps to be represented at the Meeting, as referred to below, as soon as possible.

Noteholders who wish to vote must do so in accordance with the procedures of the relevant Clearing System. Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent no later than the Expiration Time on the Expiration Date.

Direct participants in any Clearing System by submission of Electronic Voting Instructions authorise such Clearing System to disclose their identity to the Issuer, FUIB, ING Bank N.V., London Branch (the “Solicitation Agent”), the Principal Paying Agent, the Registrar, the Tabulation Agent and the Trustee.

A beneficial owner of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder must provide appropriate instructions to such person in order to cause Electronic Voting Instructions to be delivered with respect to such Notes. Beneficial owners of Notes are urged to contact any such person promptly to ensure timely delivery of such Electronic Voting Instructions.

If Electronic Voting Instructions are not received from or on behalf of a Noteholder by a Clearing System (and such Noteholder does not otherwise make arrangements to vote at the Meeting or to attend in person by appointing a proxy also in advance of the Expiration Time on the Expiration Date), such Noteholder will be deemed to have declined to vote in respect of the Extraordinary Resolution.

None of the Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent, the Registrar or the Tabulation Agent expresses any view as to the merits of the amendments and modifications referred to in the Extraordinary Resolution or the Extraordinary Resolution but the Trustee has authorised it to be stated that it has no objection to the amendments and modifications referred to in the Extraordinary Resolution and the Extraordinary Resolution being put to Noteholders for their consideration. None of the Issuer, the Trustee, the Principal Paying Agent, the Solicitation Agent, nor the Tabulation Agent has been involved in negotiating the amendments and modifications referred to in the Extraordinary Resolution or the Extraordinary Resolution

and none of them makes any representation that all relevant information has been disclosed to the Noteholders in or pursuant to the Memorandum and the Notice of Meeting. Noteholders who are unsure of the impact of the amendments and modifications referred to in the Extraordinary Resolution and the Extraordinary Resolution should seek their own financial, legal and tax advice.

FUIB will bear legal, accounting and other professional fees and expenses associated with the amendments and modifications referred to in the Extraordinary Resolution, as more particularly agreed with the Issuer and the Solicitation Agent.

Voting and Quorum

1.	The relevant provisions governing the convening and holding of meetings of Noteholders are set out in Schedule 4 to the Trust Deed, a copy of each of which is available for inspection as referred to above.

IMPORTANT: The Notes are currently in the form of a Global Note Certificate. The Global Note Certificate is held by a common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through Euroclear, Clearstream, Luxembourg or their respective account holders (“Accountholders”), should note that such person will not be a Noteholder for the purposes of this Notice and will only be entitled to attend and vote at the meeting or appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of this Notice will be the registered holder of the Global Note Certificate which is The Bank of New York Depository (Nominees) Limited as nominee for the Clearing Systems (the “Registered Holder”).

2.	The Registered Holder may by instrument in writing in the English language (a “form of proxy”) in the form available from the specified office of the Principal Paying Agent and the Registrar (each an “Agent”) specified below signed by the Registered Holder or, in the case of a corporation, executed under its common seal or signed on its behalf by its duly appointed attorney or a duly authorised officer of the corporation and delivered to the specified office of the Registrar not less than 48 hours before the time fixed for the Meeting, appoint a named individual or individuals (a “proxy”) to vote in respect of the Notes held by such Registered Holder at the Meeting (or any adjourned such Meeting).

3.	A proxy so appointed shall, so long as such appointment remains in force, be deemed for all purposes in connection with the meeting to be the holder of the Notes to which such appointment relates and the Registered Holder of the Notes shall be deemed for such purposes not to be the holder.

4.	Submission of Electronic Voting Instructions (as defined below) by transmitting them or procuring their transmission to the relevant Clearing System represents a direction from the Beneficial Owner through his Accountholder for the Registered Holder to require the Registrar to issue a Block Voting Instruction (as defined in the Trust Deed) appointing the Registrar or any one of its employees (as the Registrar shall determine) as proxy to cast the votes relating to the Notes in which he has an interest at the Meeting (or any adjourned such Meeting).

5.	Alternatively, Beneficial Owners and Accountholders who wish a different person to be appointed as their proxy to attend and vote at the Meeting (or any adjourned such meeting) should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy (by the Registered Holder) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting (or any adjourned such Meeting).

6.	In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Registrar. Such arrangements may be revoked by no later than 48 hours before the time fixed for the Meeting.

7.	An Accountholder whose Notes have been blocked will thus be able to procure that an Electronic Voting Instruction (an “Electronic Voting Instruction”) is given in accordance with the procedures of the relevant Clearing System to the Registrar via the Tabulation Agent. Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System.

8.	Subject to the paragraph below, any Note(s) so held and blocked for either of these purposes will be released to the Accountholder by the relevant clearing system on the earliest of (i) as soon as reasonably practicable after the Effective Date and (ii) upon such Note(s) ceasing in accordance with the procedure of the relevant clearing system and with the agreement of the Registrar to be held to its order or under its control in the relevant clearing system; provided, however, in the case of (ii) above, that, if the Registrar has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until the Registrar has notified the Issuer and FUIB of the necessary revocation of or amendment to such proxy.

IN ADDITION, THOSE NOTES OF A QUALIFYING NOTEHOLDER WHICH ARE TO BE REDEEMED ON THE SETTLEMENT DATE WILL CONTINUE TO BE BLOCKED UNTIL THE SETTLEMENT DATE. ALL OTHER NOTES OF SUCH QUALIFYING NOTEHOLDER WILL BE RELEASED PURSUANT TO THE PARAGRAPH ABOVE.

9.	The quorum required at the Meeting shall be two or more persons present in person holding the Notes or being proxies and representing or holding not less than two-thirds of the aggregate principal amount of the outstanding Notes, provided however that so long as at least the Relevant Fraction (as defined in Schedule 4 (Provisions for Meetings of Noteholders) in the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a Global Note Certificate or a single Individual Note Certificate, a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.

If within 15 minutes after the time fixed for the Meeting, a quorum is not present, the Meeting shall be adjourned for such period, being not less than 14 days nor more than 42 days, and to such time and place as may be appointed by the chairman (with the approval of the Trustee) either at or subsequent to the Meeting. Notice of any adjourned Meeting shall be given in the same manner as notice of the original Meeting, save that 10 days notice (exclusive of the day on which notice is given and of the day on which the Meeting is to be resumed), shall be sufficient and shall contain the quorum requirements which will apply when the Meeting resumes and information required for the notice of the original Meeting shall be given.

10.	At any adjourned Meeting, the quorum shall be two or more persons present in person holding Notes or being proxies and representing or holding not less than one-third of the aggregate in principal amount of the outstanding Notes, provided however that, so long as at least the Relevant Fraction (as defined in Schedule 4 (Provisions for Meetings of Noteholders) in the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a Global Note Certificate or a single Individual Note Certificate, a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.

11.	To be passed in relation to the Notes, the Extraordinary Resolution must be passed at a Meeting duly convened and held in accordance with the provisions of Schedule 4 to the Trust Deed by a majority of not less than three-quarters of the votes cast.

12.	Except where the proviso to paragraph 8 (Quorum) of the provisions of Schedule 4 to the Trust Deed applies, every question submitted to the Meeting shall be decided in the first instance by a show of hands.

13.	Unless a poll is validly demanded before or at the time that the result is declared, the chairman’s declaration that on a show of hands the Extraordinary Resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority shall be conclusive, without proof of the number of votes cast for, or against, the Extraordinary Resolution.

14.	A demand for a poll shall be valid if it is made by the chairman, the Issuer, the Trustee or one or more persons representing or holding not less than one fiftieth of the aggregate principal amount of the outstanding Notes. The poll may be taken immediately or after such adjournment as the chairman directs, but any poll demanded on the election of the chairman or on any question of adjournment shall be taken at the Meeting without adjournment. A valid demand for a poll shall not prevent the continuation of the relevant Meeting for any other business as the chairman directs.

15.	On a show of hands every holder of the Notes who is present in person or any person who is a proxy or a representative shall have one vote. On a poll every such person shall have one vote in respect of each U.S.$1,000 in aggregate face amount of the outstanding Note(s) represented or held by him. Without prejudice to the obligations of the proxies, a person entitled to more than one vote shall not be obliged to exercise all the votes to which he is entitled or to cast all the votes which he exercises in the same way. In the case of a voting tie, the chairman shall have a casting vote.

16.	If the Extraordinary Resolution is duly passed at the Meeting duly convened and held in accordance with the Trust Deed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.

17.	This notice and any non-contractual obligations arising out of or in connection with it shall be governed by, and shall be construed in accordance with, English law.

THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT WITH THE NBU. TO THE EXTENT THAT AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU, THE EFFECTIVE DATE SHALL NOT OCCUR AND NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING. SEE “RISK FACTORS – THE EFFECTIVENESS OF AMENDMENTS INTRODUCED BY THE FOURTH SUPPLEMENTAL LOAN AGREEMENT IS CONDITIONAL UPON THEIR REGISTRATION WITH THE NBU” IN THE MEMORANDUM.

Any questions regarding the terms of the Solicitation may be directed to the Solicitation Agent at the address and telephone number specified below:

The Solicitation Agent is:

ING BANK N.V., LONDON BRANCH

60 London Wall

London EC2M 5TQ

United Kingdom

Attention: Global Debt Syndicate

By telephone: +44 (0) 20 7767 5107

By email: ml-gb-ldn-syndicate@uk.ing.com

By facsimile: +44 (0) 20 7767 7284

The Tabulation Agent is:

D.F. KING (EUROPE)

85 Gresham Street

London EC2V 7NQ

United Kingdom

By telephone: +44 207 920 9700

By email: fuib@dfking.com

www.dfking.com/fuib

The Principal Paying Agent is:

THE BANK OF NEW YORK MELLON, LONDON BRANCH

One Canada Square

London E14 5AL

United Kingdom

The Swiss Paying Agent is:

ZURICH CANTONALBANK

Bahnhofstrasse 9

8001 Zurich

Switzerland

The Registrar is:

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.

Vertigo Building-Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

This notice is given by:

STANDARD BANK PLC

20 Gresham Street

London EC2V 7JE

United Kingdom

On the instructions of PUBLIC JOINT STOCK COMPANY “FIRST UKRAINIAN INTERNATIONAL BANK”

19 November 2014